Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

September 1, 2021

among

AMERICAN PUBLIC EDUCATION, INC.,
as Borrower

The Lenders and Issuing Banks From Time to Time Party Hereto

and

MACQUARIE CAPITAL FUNDING LLC,
as Administrative Agent and as Collateral Agent

MACQUARIE CAPITAL (usa) INC.

and

Truist SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

(continued)

Page

ARTICLE I Definitions	1

ARTICLE II The Credits	82

-i-

(continued)

ARTICLE III Representations and Warranties	130

-ii-

(continued)

Page

ARTICLE IV Conditions	137

SECTION 4.01	Closing Date	137
SECTION 4.02	Each Credit Event	141

ARTICLE V Affirmative Covenants	142

ARTICLE VI Negative Covenants	151

-iii-

(continued)

ARTICLE VII Events of Default	174

SECTION 7.01	Events of Default	174
SECTION 7.02	[Reserved]	177
SECTION 7.03	Application of Proceeds	177

ARTICLE VIII Administrative Agent	177

ARTICLE IX Miscellaneous	189

-iv-

(continued)

-v-

Page

SCHEDULES:

Schedule 1.01	—	Indebtedness to be Refinanced
Schedule 2.01	—	Commitments and Loans
Schedule 3.05	—	Material Real Property
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C-1	—	Form of First Lien Intercreditor Agreement
Exhibit C-2	—	Form of Second Lien Intercreditor Agreement
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	Form of Prepayment Notice
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Form of Closing Certificate
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3
Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4
Exhibit R	—	Form of Note
Exhibit S	—	Form of Borrowing Request
Exhibit T	—	Form of Compliance Certificate

CREDIT AGREEMENT, dated as of September 1, 2021 (this “Agreement”), among AMERICAN PUBLIC EDUCATION, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS from time to time party hereto and MACQUARIE CAPITAL FUNDING LLC as administrative agent (the “Administrative Agent”) and Swing Line Lender (as hereinafter defined).

PRELIMINARY STATEMENTS

Pursuant to the Membership Interest Purchase Agreement, dated as of October 28, 2020, among the Borrower, FAH Education, LLC, a Delaware limited liability company (“Seller”), Rasmussen, LLC, a Delaware limited liability company (the “Target,” and the Target, together with all Subsidiaries of the Target, the “Acquired Business”) and Rasmussen College, LLC, a Delaware limited liability company (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”), the Borrower will acquire all of the outstanding Equity Interests of the Target (the “Acquisition”) on the terms and subject to the conditions set forth in the Acquisition Agreement.

The Borrower has requested that the applicable Lenders extend credit to the Borrower in the form of (i) the Initial Term Loans in an initial aggregate principal amount of $175,000,000, (ii) the Revolving Loans in an aggregate principal amount of $20,000,000, (iii) Letters of Credit in an aggregate amount of $20,000,000 and (iv) Swing Loans in an aggregate principal amount of $5,000,000.

The proceeds of the Initial Term Loans and the proceeds of the Revolving Loans (subject to, in the case of the Revolving Loans, the limitations contained in Section 3.17 hereto) will be used to fund the Transactions (including to pay the Transaction Costs).

After the Closing Date, the proceeds of the Revolving Loans, Swing Loans and Letters of Credit will be used for working capital and general corporate requirements of the Borrower and its Restricted Subsidiaries, including the funding of Permitted Acquisitions, other permitted Investments and/or any other transaction not prohibited by the terms of this Agreement.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01       Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Accrediting Body” means any entity or organization that is recognized as an accrediting agency by the DOE which engages in granting or withholding Accreditation or similar approval for private post-secondary schools , in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools, including, without limitation, the Higher Learning Commission of the North Central Association and the Accrediting Bureau of Health Education Schools (ABHES).

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution or location thereof that meets the Accrediting Body's standards and requirements.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition” has the meaning given to such term in the preliminary statements hereto.

“Acquired Business” has the meaning given to such term in the preliminary statements hereto.

“Acquisition Agreement” has the meaning given to such term in the preliminary statements hereto.

“Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or the Borrower’s applicable Affiliates have) the right (taking into account any applicable cure or notice provisions) to terminate the Borrower’s (or such Affiliate’s) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition, as a result of a breach of such representations and warranties.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent (and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase, the Swing Line Lender and each Issuing Bank), in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the product of (i) the LIBO Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate; provided that, in any event, the Adjusted LIBO Rate shall not be less than 0.75% per annum.

“Administrative Agent” means Macquarie Capital Funding LLC, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, each Joint Bookrunner, and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate based on the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration Interest Settlement Rates (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) as an authorized information vendor for the purpose of displaying such rates) (the “ICE LIBOR”) as published by Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date for deposits in dollars for a period equal to one month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate or by virtue of the provisions of Section 2.14 or 2.23, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all applicable laws, rules and regulations from time to time concerning or relating to bribery, corruption, or improper payments, including the FCPA.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (i) 4.50% per annum, in the case of an ABR Loan or (ii) 5.50% per annum, in the case of a Eurodollar Loan.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale Percentage” means, with respect to any prepayment required by Section 2.11(c), if the First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(c), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the date of such proposed prepayment is (a) greater than 0.75 to 1.00, 100%, (b) greater than 0.50 to 1.00 but less than or equal to 0.75 to 1.00, 50% and (c) less than or equal to 0.50 to 1.00, 0%.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means (i) the audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for its fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and (ii) the audited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for the fiscal years ended September 30, 2018, September 30, 2019 and September 30, 2020 and the three-month period ended December 31, 2020.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a)           the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA for the most recently completed Test Period (the “Starter Basket”); plus

(b)           the remainder of (A) the sum of an amount (which amount shall not be less than zero) equal to the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year of the Borrower ending on December 31, 2022 and Excess Cash Flow for each succeeding completed fiscal year of the Borrower as of such date, in each case, that was not required to prepay Term Borrowings pursuant to Section 2.11(d) or other secured pari passu term Indebtedness as permitted by such Section 2.11(d) minus (B) the aggregate amount by which the required payment of Term Borrowings pursuant to Section 2.11(d) for any fiscal year of the Borrower has been reduced by operation of the first proviso to such Section 2.11(d); plus

(c)           the aggregate amount of returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received in cash or Permitted Investments by the Borrower and its Restricted Subsidiaries on Investments (including in Subsidiaries that are not Subsidiary Loan Parties, but excluding tax distributions received from Unrestricted Subsidiaries) made using the Available Amount (not to exceed the original amount of such Investments); plus

(d)           the aggregate amount of Investments of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value (as reasonably determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value (as reasonably determined in good faith by the Borrower) of the original Investment by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary); plus

(e)           the aggregate amount of Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary) received in cash or Permitted Investments by the Borrower or any of its Restricted Subsidiaries to the extent the original Investment or Investments therein were made in reliance on the Available Amount (not to exceed the original amount of such Investment or Investments); plus

(f)            to the extent not included in Consolidated Net Income or otherwise refreshing another basket under Section 6.04, dividends or other distributions or returns on capital received by the Borrower or any of its Restricted Subsidiaries in cash from an Unrestricted Subsidiary to the extent the original Investment or Investments therein were made in reliance on the Available Amount; plus

(g)           the aggregate amount of any Retained Declined Proceeds since the Closing Date; plus

(h)           the aggregate amount of Net Proceeds of new public or private issuances of Qualified Equity Interests of the Borrower which are received in cash and are contributed to the Borrower, in each case, after the Closing Date; plus

(i)            the aggregate amount of capital contributions received in cash or Permitted Investments by the Borrower, in each case, after the Closing Date (other than in respect of any Disqualified Equity Interest); plus

(j)            the aggregate amount of Net Proceeds received in cash by the Borrower or any of its Restricted Subsidiaries from Indebtedness and Disqualified Equity Interest issuances issued after the Closing Date and which have been exchanged or converted into Qualified Equity Interests of the Borrower; plus

(k)           the aggregate amount of Net Proceeds of any Prepayment Event of the type referred to in clause (a) of the definition thereof that is not required to be paid to prepay Term Borrowings pursuant to Section 2.11(c) as a result of the Asset Sale Percentage applicable to such Prepayment Event being less than 100%;

provided that, in no event, shall the Available Amount include any equity proceeds as provided in Sections 6.04(b), 6.07(a)(v), 6.07(a)(viii) and 6.07(a)(xi).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)           the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)           the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c)           the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)           for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii)           the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)           for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c)           in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” has the meaning assigned to such term in Section 4.01(l).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurodollar Borrowing, $1,000,000, (b) in the case of an ABR Borrowing (other than a Swing Loan), $500,000 and (c) in the case of a Swing Loan, $250,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Borrowing, $500,000, (b) in the case of an ABR Borrowing (other than a Swing Loan), $250,000 and (c) in the case of a Swing Loan, $50,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit S or any other form reasonably approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Leases” means all leases that have been, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of the Borrower or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations.”

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code that is owned directly or indirectly by a Loan Party.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, (b) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any First Lien Indebtedness, any other Indebtedness that is secured by the Collateral on a junior basis to the Obligations or any unsecured Indebtedness incurred pursuant to Section 6.01(a)(ix), (xiv), (xx) or (xxiii), in each case, that is Material Indebtedness or (c) any sale, transfer, lease or other disposition (including pursuant to a Division/Series Transaction) to any Person that is not a Loan Party of all or substantially all of the Equity Interests in or the assets of the Target and/or the Acquired Business (as such Equity Interests and assets were constituted as of the Closing Date). For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase “Person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented, promulgated or issued.

“Charge” means any charge, expense or cost of any kind.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Swing Loans, Initial Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means September 1, 2021, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to any of the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received from (i) the Borrower and each of its Restricted Subsidiaries (other than any Excluded Subsidiary, including any Restricted Subsidiary that becomes an Excluded Subsidiary and is otherwise permitted to be released from any obligations hereunder or under the other Loan Documents pursuant to Section 9.14) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, (ii) the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Subsidiary Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 4.01(b), 4.01(c), 4.01(d), 4.01(l) and 4.01(p) and (iii) the Borrower and each Subsidiary Loan Party either (x) a counterpart of each Intercreditor Agreement (to the extent then in effect) or (y) in the case of any Person that becomes or is required to become a Subsidiary Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a joinder to each such Intercreditor Agreement, in substantially the form specified therein;

(b)           all outstanding Equity Interests of the Borrower and each of its Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests (other than such Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $10,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of the Intercompany Note executed by all Loan Parties as payees and all such obligors as payors;

(d)           all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements required by this Agreement, the Security Documents or any Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording; and

(e)           the Administrative Agent shall have received with respect to each Material Real Property, (i) counterparts of a Mortgage with respect to such Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (it being understood that if a mortgage tax will be owed on the entire amount of the Indebtedness evidenced hereby, the Administrative Agent will cooperate with the Borrower or the other applicable Loan Party in order to minimize the amount of mortgage tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by such Mortgage to the fair market value of the respective Mortgaged Property (as reasonably determined in good faith by the Borrower) at the time such Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements in jurisdictions in which zoning endorsements are either not available or not available at commercially reasonable rates), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the Borrower and the Administrative Agent; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any improved Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b); provided that (x) the Borrower shall provide to the Adminstrative Agent the documentation required under this clause (e)(iii) at least twenty (20) days prior to the entry into any Mortgage with respect to such Material Real Property and (y) in the event that, within twenty (20) days of receipt by the Administrative Agent of such documentation required pursuant to this clause (e)(iii) with respect to such Material Real Property, the Administrative Agent or any Lender objects to any such documentation, the Borrower shall not be required or permitted to enter into any Mortgage with respect to such Material Real Property (provided, further, that, if the Administrative Agent or any Lender shall not have objected to any such documentation within such 20-day period, then the Administrative Agent or such Lender (as the case may be) shall be deemed to have been satisfied with the documentation delivered pursuant to this clause (e)(iii)), (iv) opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, from counsel qualified to opine in the jurisdiction in which the applicable Loan Party is organized and in each jurisdiction where a Mortgaged Property is located regarding such customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a new survey in form and substance reasonably acceptable to the Administrative Agent or existing survey together with a no change affidavit of such Mortgaged Property, sufficient for the title insurance company to remove the standard survey exceptions and issue the survey related endorsements and otherwise reasonably satisfactory to the Administrative Agent, (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s) and (vii) upon the reasonable request of the Administrative Agent, environmental assessments in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, the foregoing provisions of this definition shall be subject to the Limited Conditionality Provisions and shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties that constitute Excluded Assets or in the assets of any Subsidiary that is an Excluded Subsidiary. In addition, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower and the other Loan Parties shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages or any other pledge, security interest or mortgage granted in connection with the Loan Documents by any means other than by (A) the filing of Uniform Commercial Code financing statements in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (B) the filing of (1) any Mortgage with respect to real property that constitutes Collateral and (2) filings in the applicable real estate records with respect to real properties that constitute Collateral or fixtures relating to such real properties, (C) filings in the United States Patent and Trademark Office or the United States Copyright Office for Intellectual Property that constitutes Collateral, and (D) delivery to the Administrative Agent of any stock certificates or intercompany or other notes or instruments (to the extent such intercompany or other note or instrument is in an amount in excess of the threshold provided in clause (c) of this definition) that constitute Collateral, (ii) to enter into any deposit account control agreement, securities account control agreement or other control agreement with respect to any deposit account, securities account, commodities account or other asset requiring perfection through control agreements, (iii) to take any action (other than the actions listed in clauses (A) through (D) above, which in the case of clauses (C) and (D) shall not be required prior to the next date after the applicable Loan Party acquired such Collateral on which a Compliance Certificate is required to be delivered by the Borrower pursuant to Section 5.01(d) (or such later date as approved by the Administrative Agent in its reasonable discretion)) with respect to any assets located outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia) or (iv) to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements, pledge agreements or other collateral documents governed under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) in its sole discretion (which shall be exercised reasonably).

16

“Commitment” means with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Letter” means that certain Commitment Letter by and among the Borrower, the Joint Lead Arrangers and the Administrative Agent dated October 28, 2020, as may be amended, restated, supplemented or otherwise modified from time to time.

“Commitment Fee Percentage” means 0.50% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d), substantially in the form of Exhibit T.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii)           provision for taxes based on income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto);

(iii)           Non-Cash Charges;

(iv)          extraordinary expenses, losses or charges (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) as determined in good faith by the Borrower;

(v)           unusual or non-recurring Charges (including any unusual or non-recurring operating Charges directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing, in each case, as determined in good faith by the Borrower;

(vi)          restructuring Charges (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(vii)         the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary;

(viii)        (A) the amount of non-management board of directors fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Borrower and (B) the amount of expenses relating to payments made to option holders of the Borrower in connection with, or as a result of, any distribution being made to shareholders of the Borrower, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents;

(ix)           Charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business), as reasonably determined in good faith by a Financial Officer;

(x)           any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xi)           any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xii)          any costs or expenses incurred by the Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests);

(xiii)         any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xiv)        charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, Disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xiv) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xv)         expenses incurred during such period in connection with earn-out and other deferred payments in connection with the Acquisition and any acquisitions constituting an Investment permitted under this Agreement (including any acquisition consummated prior to the Closing Date), to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-out or other deferred payments exceeds the liability booked by the applicable Person therefor;

(xvi)        proceeds of business interruption insurance (whether or not then received so long as the Borrower in good faith expects to receive such proceeds within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xvi) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next measurement period)); and

(xvii)       the amount of any consulting, transaction or advisory fees and related indemnities and expenses paid or accrued by the Borrower and its Restricted Subsidiaries during such period pursuant to any consulting, transaction, advisory or similar agreement, in each case, permitted hereunder;

plus:

(b)           without duplication, the amount of “run rate” cost savings, operating expense reductions, operational improvements and synergies related to the Transactions or any Specified Transaction, any operating improvements, restructuring, cost saving initiative or other initiative (including the renegotiation of contracts and other arrangements) projected by the Borrower in good faith to be realized as a result of actions either taken or with respect to which substantial steps have been taken or that are expected to be taken, in each case on or prior to the date that is twenty-four (24) months after the Closing Date (in the case of the Transactions) or such Specified Transaction or the implementation of such restructuring, cost saving or other initiative (for the avoidance of doubt including in connection with any of the foregoing, actions taken prior to the Closing Date), as the case may be (which cost savings, operating expense reductions, operational improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, operational improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, operational improvements and synergies are reasonably identifiable and factually supportable and (B) no cost savings, operating expense reductions, operational improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in clauses (a)(v) and (a)(vi) above or in the definitions of Pro Forma Adjustment and Pro Forma Basis (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, however, the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (b) and the similar adjustments pursuant to the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis shall not exceed 25% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase); plus

(c)           without duplication, any other adjustments and add-backs reflected in the calculation of Consolidated EBITDA in the Model to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated, in each case applied in good faith by the Borrower; less

(d)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            extraordinary gains (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) and unusual or non-recurring gains;

(ii)           non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period) and other items of non-cash income;

(iii)          gains or other income (A) from abandoned, closed, disposed or discontinued operations and any gains or other income on disposal of abandoned, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business), as reasonably determined in good faith by a Financial Officer;

(iv)          any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v)           any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi)          gains during such period in connection with earn-outs and other deferred payments in connection with the Acquisition and any acquisitions constituting an Investment permitted under this Agreement (including any acquisition consummated prior to the Closing Date), to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-outs or other deferred payments is less than the liability booked by the applicable Person therefor; and

(vii)         the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary; plus

(e)           without duplication, any cash income from investments recorded using the equity method of accounting or the cost method of accounting, to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (d) above if it were income of the Borrower or its Restricted Subsidiaries; minus

(f)            without duplication, any losses from investments recorded using the equity method of accounting or the cost method of accounting, to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of the Borrower or a Restricted Subsidiary; plus

(g)           without duplication, an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to the Borrower or a Restricted Subsidiary of the Borrower, pro-rated according to the Borrower’s or its applicable Restricted Subsidiary’s percentage ownership in such investment; minus

(h)           without duplication, an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (c) above if instead attributable to the Borrower or a Restricted Subsidiary of the Borrower, pro-rated according to the Borrower’s or its applicable Restricted Subsidiary’s percentage ownership in such investment, in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; plus

(i)            without duplication, the aggregate amount of credits received as a result of treatment of cash rent payments pursuant to GAAP;

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I)            to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II)           to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III)         there shall be included in determining Consolidated EBITDA for any period, without duplication, to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(IV)         there shall be, to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; and

(V)           to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or any Permitted Acquisition (or other similar Investment permitted hereunder).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $23,689,000 for the fiscal quarter ended June 30, 2021, (b) $29,532,000  for the fiscal quarter ended March 31, 2021, (c) $31,138,000 for the fiscal quarter ended December 31, 2020 and (d) $25,368,000 for the fiscal quarter ended September 30, 2020 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to clause (b) of this definition (other than as a result of the Transactions).

“Consolidated First Lien Indebtedness” means, as of any date of determination, (a) the aggregate amount of Consolidated Funded Indebtedness that constitutes First Lien Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02) in excess of $50,000,000 (and, for the avoidance of doubt, only the aggregate amount of such cash and Permitted Investments in excess of $50,000,000 shall be deducted pursuant to this clause (b)), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date unless “restricted” solely in favor of the facilities hereunder and in respect of secured Indebtedness subject to the terms of an Intercreditor Agreement.

“Consolidated Funded Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other similar Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit or similar instruments, obligations in respect of Capitalized Leases, purchase money Indebtedness, debt obligations evidenced by bonds, promissory notes, debentures, indentures, credit agreements or similar instruments and any guarantees of the foregoing; provided, that Consolidated Funded Indebtedness will not include undrawn amounts under revolving credit facilities. For the avoidance of doubt, it is understood that obligations under Swap Agreements and agreements governing Cash Management Services, any obligations owed by Unrestricted Subsidiaries and earnouts and other similar obligations shall not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Expense” means, for any period with respect to the Borrower and its Restricted Subsidiaries, without duplication, cash interest expense (including that attributable to Capital Lease Obligations), including commissions, discounts and other fees and Charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(i)            amortization of deferred financing costs, debt issuance costs, commissions, original issue discount, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii)           non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Agreements or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(iii)          costs associated with incurring or terminating obligations under Swap Agreements and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv)          penalties and interest relating to taxes,

(v)           accretion or accrual of discounted liabilities not constituting Indebtedness,

(vi)          any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(vii)         any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, and

(viii)        annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Term Loans.

For purposes of this definition, interest on a Capital Lease Obligations will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (to the extent otherwise included therein), without duplication,

(a)           the cumulative effect of a change in accounting principles during such period,

(b)           any Transaction Costs incurred during such period,

(c)           any Charges (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, (i) the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460 and (ii) transaction separation and integration costs in connection with the Transactions, any Permitted Acquisition or any other similar Investment not prohibited under this Agreement),

(d)           any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(e)           accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other similar Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(f)            stock-based award compensation expenses,

(g)           any income (loss) attributable to deferred compensation plans or trusts,

(h)           any income (loss) from Investments recorded using the equity method,

(i)            the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(j)            any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and

(k)           the net income of any Person that is not a Subsidiary of the Borrower or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Closing Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, (a) the aggregate amount of Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02) in excess of $50,000,000 (and, for the avoidance of doubt, only the aggregate amount of such cash and Permitted Investments in excess of $50,000,000 shall be deducted pursuant to this clause (b)), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date unless “restricted” solely in favor of the facilities hereunder and in respect of secured Indebtedness subject to the terms of an Intercreditor Agreement.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate amount of Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02) in excess of $50,000,000 (and, for the avoidance of doubt, only the aggregate amount of such cash and Permitted Investments in excess of $50,000,000 shall be deducted pursuant to this clause (b)), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date unless “restricted” solely in favor of the facilities hereunder and in respect of secured Indebtedness subject to the terms of an Intercreditor Agreement.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries outside the ordinary course of business shall be ignored and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Loan Document Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained by the Borrower (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, commission, underwriting discount, accrued and unpaid interest and fees (including original issue discount or upfront fees) and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing plus any amount incurred in reliance on Section 6.01(a) (other than Sections 6.01(a)(xx), (xxi) and (xii)), (b) does not mature earlier than, have a Weighted Average Life to Maturity shorter than, or have mandatory commitment reductions prior to maturity of, the Refinanced Debt (except in the case of Customary Bridge Loans), provided that, if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, (1) does not mature, have scheduled amortization or payments of principal, or have mandatory commitment reductions, prior to the date that is the Latest Maturity Date then in effect (except in the case of Customary Bridge Loans) and (2) does not have any mandatory prepayment, redemption or offer to purchase events (other than AHYDO Payments and any Customary Bridge Loans, including prepayments of such Customary Bridge Loans from the issuance of equity or other Indebtedness permitted hereunder) more onerous to the Borrower and its Restricted Subsidiaries (as reasonably determined in good faith by the Borrower) than those set forth in this Agreement (and shall otherwise be subject to the terms of this Agreement), (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness, (i) is not secured by any assets not securing the Secured Obligations and (ii) if not comprising Other Term Loans or Other Revolving Loans hereunder, is subject to the relevant Intercreditor Agreements, (e) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees, premium, commission and underwriting discount (if any) in connection therewith shall be repaid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or otherwise obtained, (f) if the Refinanced Debt was (i) contractually subordinated to the Loan Document Obligations in right of payment, shall be contractually subordinated to the Loan Document Obligations on at least the same basis, (ii) contractually subordinated to the Loan Document Obligations in right of security, shall be contractually subordinated in right of security to the Loan Document Obligations on at least the same basis or be unsecured or (iii) unsecured, shall be unsecured and (g) has other terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, call protection and optional prepayment or redemption terms or covenants) that reflect market terms and conditions at the time of incurrence or issuance or are substantially identical to, or are, when taken as a whole, not materially more favorable to the lenders thereof (in each case, as reasonably determined by the Borrower in good faith) than the terms and conditions of the applicable Refinanced Debt, except for (x) terms, conditions and other provisions applicable only to periods after the Latest Maturity Date then in effect or (y) such terms, conditions or other provisions as are reasonably acceptable to the Administrative Agent or added in the facilities under this Agreement for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required for such amendment), it being acknowledged that with respect to any “springing” financial covenant or other covenant or provision only applicable to, or for the benefit of, a revolving credit facility, such covenant or provision shall also be added solely for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder).

“Customary Bridge Loans” means customary bridge loans with a maturity date of less than one year, which, subject to customary conditions (as certified by a Responsible Officer of the Borrower to the Administrative Agent), would either be automatically converted into or required to be exchanged for permanent financing for which (a) the Weighted Average Life to Maturity of such permanent financing shall be no shorter than the remaining Weighted Average Life to Maturity of the then existing Term Loans and (b) the final maturity date of such permanent financing is no earlier than the Latest Maturity Date, in each case as such Latest Maturity Date is in effect at the time of incurrence of such Indebtedness.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Lender or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), the Swing Line Lender or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, the Swing Line Lender, such Issuing Bank and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) has, or has a direct or indirect parent company that has, other than in connection with an Undisclosed Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swing Line Lender and each Lender.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the obligations with respect to the Letters of Credit issued by such Issuing Bank other than obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary of the Borrower in connection with a Disposition pursuant to Section 6.05(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition or designation, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)          matures (which shall not refer to the ability of the issuer to optionally redeem) or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)            is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date then in effect; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of all Commitments, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, director, officer or consultant (or their respective Affiliates, heirs, descendants or estate planning vehicles) of the Borrower or any Subsidiary shall be considered a Disqualified Equity Interest because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lenders” means (i) those Persons who are competitors of the Borrower and its Restricted Subsidiaries identified by the Borrower to the Administrative Agent from time to time in writing (including by email) as being “Disqualified Lenders”, which designation shall become effective three (3) Business Days after delivery of each such written designation to the Administrative Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or Commitments and (ii) in the case of each Person identified pursuant to clause (i) above, any of their Affiliates that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time, which designation shall become effective three (3) Business Days after delivery of each such written designation to the Administrative Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments or (y) clearly identifiable as Affiliates at such time solely on the basis of such Affiliate’s name (other than, in either case, Affiliates that are bona fide debt funds, fixed income investors, regulated bank entities or unregulated lending entities generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business); provided that the term “Disqualified Lender” shall exclude any Person that the Borrower shall have designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time. Such list of Disqualified Lenders shall be available for inspection upon request by any Lender.

“Division/Series Transaction” means, with respect to any Loan Party and/or any of its Restricted Subsidiaries that is a limited liability company organized under the laws of its jurisdiction of organization, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Restricted Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of its jurisdiction of organization.

“DOE” means the United States Department of Education or any successor agency.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a)          a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)            the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Earn-Outs” means, with respect to any Person, any earn-out obligations of such Person arising from a Permitted Acquisition or other Acquisition permitted hereunder that are payable based on the achievement of specified financial results over time. The amount of any Earn-Outs for purposes of the definition of Junior Financing shall include the maximum amount payable under any such earn-out obligations.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to the first proviso of Section 2.11(d) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 0.75 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 0.50 to 1.00 but less than or equal to 0.75 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 0.50 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the good faith determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination, or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, amendment, syndication, commitment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders or other holders of such Indebtedness; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Borrower or any of its Subsidiaries or other Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any hazardous material or to the extent relating to exposure to hazardous materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, recycling, transportation, storage, disposal or treatment of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which any Loan Party is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which any Loan Party is a member; or (d) with respect to any Loan Party, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Loan Party, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability, or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA); (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 of ERISA, or the arising of such a lien or encumbrance.

“Erroneous Payment” has the meaning assigned to it in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)         the sum, without duplication, of:

(i)            Consolidated Net Income for such period;

(ii)         an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income;

(iii)          decreases in Consolidated Working Capital and long-term account receivables for such period;

(iv)          an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v)  any cash gains or other cash items of income that were excluded from the calculation of Consolidated Net Income for such period; less:

(b)         the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (i) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or an equity investment on the Closing Date) that were excluded in the calculation of Consolidated Net Income;

(ii)        without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, expenditures for the establishment of new information technology systems, or acquisitions of intellectual property to the extent not expensed or accrued during such period and Capitalized Software Expenditures made in cash during such period and, at the option of the Borrower, any cash payments in respect of any such capital expenditures and other expenditures made after such period and prior to the date of the applicable Excess Cash Flow payment, in each case, to the extent that such capital expenditures and other expenditures were financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries (including, for this purpose, with the proceeds of Revolving Loans or Swing Loans);

(iii)            the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases, (2) the aggregate amount of scheduled amortization repayments on Indebtedness for borrowed money (including the Term Loans) and (3) the amount of any mandatory prepayment of Term Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans, all prepayments of other Indebtedness using the Available Amount, all prepayments of other secured term Indebtedness to the extent made pursuant to the further proviso in Section 2.05(c) or the proviso to Section 2.05(d) and all prepayments of revolving loans (including Revolving Loans)) made during such period, other than (A) in respect of any revolving credit facility (other than the Revolving Commitments) except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or its Restricted Subsidiaries;

(iv)           an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)               increases in Consolidated Working Capital and long-term account receivables for such period;

(vi)               cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than in respect of Indebtedness;

(vii)            without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than (i) Investments in Permitted Investments and (ii) intercompany Investments among or between the Borrower and its Restricted Subsidiaries) and Permitted Acquisitions (including cash payments with respect to earn-out and similar contingent payments) during such period not prohibited by this Agreement, and, at the option of the Borrower, the amount of such Investments (including cash payments with respect to earn-out and similar contingent payments) after such period and prior to the date of the applicable Excess Cash Flow payment, in each case, to the extent that such Investments, Permitted Acquisitions and earn-out and similar contingent payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries (other than in reliance on the Available Amount (other than the Starter Basket));

(viii)         the amount of dividends, other Restricted Payments and Specified Prepayments paid in cash by the Borrower during such period, to the extent such dividends, other Restricted Payments and Specified Prepayments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries (other than in reliance on the Available Amount (other than the Starter Basket)) and did not otherwise reduce Consolidated Net Income for such period;

(ix)         the aggregate amount of expenditures, fees, costs and expenses actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures, fees, costs and expenses are not expensed during such period;

(x)            cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges that were added back to Excess Cash Flow pursuant to clause (a)(ii) above in any prior period;

(xi)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries and which were not otherwise deducted in arriving at Consolidated Net Income for such period;

(xii)            at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period relating to Permitted Acquisitions, other similar Investments or capital expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided, to the extent that the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, other similar Investments or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xiii)            the amount of cash rent payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period;

(xiv)          the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xv)            any cash losses that were excluded from the calculation of Consolidated Net Income for such period;

(xvi)         any cash restructuring charges (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(xvii)            [reserved];

(xviii)            cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; and

(xix)            reimbursable or insured expenses incurred during such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, (x) all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis and (y) the effects of deferred employer social security taxes during any fiscal year shall be excluded from the calculation of Excess Cash Flow.

“Excess Cash Flow Prepayment Amount” has the meaning assigned to such term in Section 2.11(d).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property, all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, bailee letters, estoppels and collateral access letters) and any fixtures affixed to any real property to the extent (x) such real property does not constitute Collateral and (y) a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Borrower or Subsidiary Loan Party, (b) motor vehicles, airplanes, vessels and other assets subject to certificates of title or ownership to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement), (d) commercial tort claims with a value of less than $10,000,000 in the aggregate and commercial tort claims for which no complaint or counterclaim has been filed in a court of competent jurisdiction, (e) Equity Interests in any Person (other than the Borrower or any of its Wholly Owned Domestic Restricted Subsidiaries) to the extent (but only for so long as) the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational or joint venture documents or would require the consent of one or more third parties (other than a Loan Party or a Subsidiary thereof) that has not been obtained (after giving effect to the applicable anti-assignment provisions of the UCC or other Requirements of Law), (f) voting Equity Interests constituting an amount greater than 65% of the total voting Equity Interests of any Subsidiary that is a CFC or a FSHCO and that is owned directly by a Loan Party, (g) any assets to the extent the creation or perfection of pledges thereof, or security interests therein, would reasonably be expected to result in material adverse tax consequences to the Borrower or its Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent, (h) any lease, license or other agreement or any property subject thereto, governmental approval or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party or a Subsidiary thereof) to, such lease, license or other agreement, governmental approval or franchise (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other Requirements of Law), (i) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party or a Subsidiary thereof) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other Requirements of Law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (j) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (k) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, rule or regulation, or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received, (l) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (m) Equity Interests of any (1) Immaterial Subsidiary (other than an Immaterial Subsidiary that is a Subsidiary Loan Party) (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary) to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement, (2) Unrestricted Subsidiary, (3) Restricted Subsidiary that is a captive insurance company, a special purpose securitization vehicle (or similar entity) or a not-for-profit entity and (4) Subsidiary acquired pursuant to a Permitted Acquisition the pledge of which is restricted pursuant to Indebtedness permitted under Section 6.01(a)(vii), (viii) or (ix), (n) any asset located outside of the United States to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement (other than stock certificates and promissory notes of Foreign Subsidiaries issued to a domestic Loan Party), (o) any property acquired after the Closing Date (including property acquired through an Acquisition or merger of another Person) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof and permitted under this Agreement) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge, (p)(1) funds that any of the Borrower and its Restricted Subsidiaries receives from federal student financial aid programs under Title IV, and holds in a bank or investment account for federal funds pursuant to 34 C.F.R. 668.163 (or any successor regulation) or otherwise in trust pursuant to 34 C.F.R. 668.161(b) and (2) any similar federal or state student financial aid funds, (q)(1) any account used solely to disburse payroll and benefits, (2) any fiduciary accounts used solely to administer benefit plans or pay withholding taxes, (3) any cash collateral, pledges or deposits of cash and/or Permitted Investments subject to a Lien permitted by Section 6.02 where such Lien precludes a Lien securing the Loan Document Obligations and (4) any account used solely to hold funds in trust for third parties and (r) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (so long as such prohibition was not created in contemplation of the Transactions or such Person becoming a Restricted Subsidiary), from guaranteeing the Secured Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (c) any Foreign Subsidiary that is a CFC, (d) any Domestic Subsidiary (x) that is a direct or indirect Subsidiary of (1) a Foreign Subsidiary that is a CFC or (2) a FSHCO, (y) that is a FSHCO or (z) substantially all of whose assets consist of capital stock or Indebtedness of one or more Foreign Subsidiaries that are CFCs or FSHCOs, (e) any Immaterial Subsidiary, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the burden or cost or other consequences (including any adverse tax consequences) of providing the Guarantee under the Guarantee Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (h) any not-for profit Subsidiaries or captive insurance companies, (i) any special purpose securitization vehicle (or similar entity) to the extent that the related obligation is otherwise permitted hereunder, (j) each Unrestricted Subsidiary, (k) any other Subsidiary with respect to which the provision of providing a Guarantee under the Guarantee Agreement would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent and (l) any other Restricted Subsidiary acquired pursuant to a Permitted Acquisition to the extent that any Indebtedness of such Restricted Subsidiary permitted under Section 6.01(a)(vii), (viii) or (ix) prohibits such Restricted Subsidiary (or any Subsidiary thereof that Guarantees such Indebtedness) from becoming a Subsidiary Loan Party; provided, that any Immaterial Subsidiary that is a signatory to the Collateral Agreement and the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents; provided further that the Borrower may at any time and in its sole discretion, upon written notice to the Administrative Agent (and, in the case of a Foreign Subsidiary, with the prior written consent of the Administrative Agent), deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents. Any Subsidiary that fails to meet the foregoing requirements shall continue to be deemed an “Excluded Subsidiary” hereunder until the date that is thirty (30) days following the date on which any Responsible Officer of the Borrower obtains knowledge of such failure (or such later date as the Administrative Agent shall reasonably agree).

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Subsidiary Loan Party, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation. If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such Recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (i) as a result of such Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such Recipient (x) having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to this Agreement or (y) with respect to any Taxes imposed as a result of any Loan Party’s connection with the taxing jurisdiction, having sold or assigned an interest in any Loan or Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Exempt Student Financial Aid Funds” shall mean (i) funds that (A) any of the Borrower and its Restricted Subsidiaries receives from federal student financial aid programs under Title IV, and (B) students do not earn pursuant to 34 C.F.R. 668.22(e) (or any successor regulation) and (ii) any similar federal or state student financial aid funds.

“fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset or group of assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such assets, as reasonably determined by the Borrower in good faith (which determination shall be conclusive absent manifest error).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate cannot reasonably be determined in accordance with the foregoing clauses, then the Administrative Agent may in its reasonable discretion, and acting in consultation with the Required Lenders and the Borrower, select an alternative method for determining the Federal Funds Effective Rate.

“Fee Letter” means that certain Fee Letter by and among the Borrower, the Joint Lead Arrangers and the Administrative Agent, dated October 28, 2020, as may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof and (c) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Indebtedness” means any Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset of the Borrower or any of the Restricted Subsidiaries (other than a Lien that is junior to the Lien of the Collateral Agent pursuant to the Second Lien Intercreditor Agreement or another intercreditor or other subordination agreement that is reasonably satisfactory to the Administrative Agent).

“First Lien Intercreditor Agreement” means (a) a first lien intercreditor agreement substantially in the form attached hereto as Exhibit C-1 or (b) another customary first lien intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which form shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such form (which objection must be (i) based solely on the specific terms of the form thereof, (ii) reasonable in light of customary market terms for first lien intercreditor arrangements at such time and (iii) in writing specifying the specific provisions that are objectionable and proposing alternative terms that would be satisfactory to the Required Lenders) within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed to the Administrative Agent’s entry into such First Lien Intercreditor Agreement and to have consented to the terms thereof.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Fixed Incremental Amount” means an amount equal to the greater of (x) $91,000,000 and (ii) 100% of Consolidated EBITDA for the most recently completed Test Period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code).

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Borrower if substantially all of its assets (directly or through one or more disregarded entities) consists of Equity Interests (or any debt or other instrument treated as equity for U.S. federal income tax purposes) or Indebtedness of one or more CFCs.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligations or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligations of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligations; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into after the Closing Date in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the guarantee agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, wastes, chemicals, pollutants, contaminants or harmful or deleterious substances of any nature and in any form regulated pursuant to any Environmental Law.

“Higher Education Act” shall mean the Higher Education Act of 1965, as amended, 20 U.S.C. Ch. 28, and any amendments or successor statutes thereto.

“ICE LIBOR” has the meaning assigned to such term in the definition of “Alternate Base Rate.”

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Wholly Owned Domestic Restricted Subsidiary other than a Material Subsidiary.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a)(ii).

“Incremental Cap” means, as of any date of determination, the sum of (I) (a) the greater of (x) $91,000,000 and (y) 100% of Consolidated EBITDA for the most recently completed Test Period plus (b) (i) the aggregate principal amount of all Term Loans voluntarily prepaid pursuant to Section 2.11(a)(i), (ii) the aggregate amount of all Term Loans repurchased and prepaid pursuant to Section 2.11(a)(ii), Section 9.04(f) or any “yank-a-bank provision” hereunder, (iii) all reductions of Revolving Commitments pursuant to Section 2.08(b), and (iv) the aggregate amount of prepayments, repurchases, redemptions and other retirements of Incremental Equivalent Debt and Permitted Ratio Debt incurred in reliance on clause (a) above; provided that, with respect to this clause (iv), such amounts may only be utilized to incur Indebtedness that is pari passu with or junior to such Indebtedness prepaid, repurchased, redeemed or retired, in each case prior to such date (other than, in each case, prepayments, repurchases and commitment reductions (x) effected with the proceeds of the incurrence of long-term Indebtedness and (y) in respect of Incremental Facilities, Incremental Equivalent Debt or Permitted Ratio Debt that are incurred pursuant to clause (II) below), minus (c) the aggregate amount of all Incremental Facilities, Incremental Equivalent Debt and Permitted Ratio Debt that was incurred in reliance on the foregoing clauses (I)(a) and/or (I)(b) (the aggregate amount under this clause (I) as of any such date of determination, the “Incremental Dollar Basket”) plus (II) (A) if such Indebtedness is secured on a pari passu basis with the Loan Document Obligations, the maximum aggregate principal amount that can be incurred without causing the First Lien Net Leverage Ratio, after giving effect to the incurrence of such Incremental Facility, Incremental Equivalent Debt or Permitted Ratio Debt (which, in each case, shall assume that the full amount of any Incremental Revolving Commitment Increase being established, or any Incremental Equivalent Debt or Permitted Ratio Debt incurred as a revolving facility, at such time is fully drawn and with all proceeds from any Incremental Facility, Incremental Equivalent Debt or Permitted Ratio Debt not being netted from Indebtedness in calculating the numerator of such First Lien Net Leverage Ratio) and the use of proceeds thereof, on a Pro Forma Basis, to exceed 1.50 to 1.00 for the most recent Test Period ended (subject to Section 1.06 to the extent applicable); provided that immediately after giving effect to the incurrence of any Indebtedness pursuant to this clause (A) on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended, (B) if such Indebtedness is secured on a junior basis with the Loan Document Obligations, the maximum aggregate principal amount that can be incurred without causing the Secured Net Leverage Ratio, after giving effect to the incurrence of such Incremental Facility (which shall assume that the full amount of any Incremental Revolving Commitment Increase being established at such time is fully drawn and with all proceeds from any Incremental Facility not being netted from Indebtedness in calculating the numerator of such Secured Net Leverage Ratio), Incremental Equivalent Debt or Permitted Ratio Debt and the use of proceeds thereof, on a Pro Forma Basis, to exceed 1.75 to 1.00 for the most recent Test Period ended (subject to Section 1.06 to the extent applicable); provided that immediately after giving effect to the incurrence of any Indebtedness pursuant to this clause (B) on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended or (C) if such Indebtedness is unsecured, the maximum aggregate principal amount that can be incurred without causing (1) the Total Net Leverage Ratio, after giving effect to the incurrence of such Incremental Facility (which shall assume that the full amount of any Incremental Revolving Commitment Increase being established at such time is fully drawn and with all proceeds from any Incremental Facility not being netted from Indebtedness in calculating the numerator of such Total Net Leverage Ratio), Incremental Equivalent Debt or Permitted Ratio Debt and the use of proceeds thereof, on a Pro Forma Basis, to exceed 2.00 to 1.00 for the most recent Test Period ended (subject to Section 1.06 to the extent applicable); provided that immediately after giving effect to the incurrence of any Indebtedness pursuant to this clause (C)(1) on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended or (2) the Interest Coverage Ratio, after giving effect to the incurrence of such Incremental Facility (which shall assume that the full amount of any Incremental Revolving Commitment Increase being established at such time is fully drawn), Incremental Equivalent Debt or Permitted Ratio Debt and the use of proceeds thereof, on a Pro Forma Basis, to exceed 2.00 to 1.00. In calculating the Incremental Cap, the Borrower may elect to use the amounts permitted under clause (II) of the preceding sentence before using clause (I) of the preceding sentence, and if both amounts are available and the Borrower does not make an election, the Borrower will be deemed to have utilized amounts permitted under clause (II) (and any amounts concurrently incurred under clause (I) shall not be included in the calculation of any amounts permitted to be incurred under clause (II)). The Borrower may, from time to time, reclassify any portion of any Incremental Facility, Incremental Equivalent Debt or Permitted Ratio incurred in reliance on clause (I) above as being incurred under clause (II) above if, at such time of reclassification, the Borrower would meet the applicable ratio test on a Pro Forma Basis in such clause (II) above (for purposes of clarity, with any such reclassification having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (I) above on and after the date of such reclassification by the amount of Indebtedness so reclassified).

“Incremental Dollar Basket” has the meaning assigned to such term in the definition of Incremental Cap.

“Incremental Equivalent Debt” means Indebtedness in an amount not to exceed the Incremental Cap (at the time of incurrence and after giving Pro Forma Effect) incurred by any Loan Party consisting of senior secured first lien notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes, in each case in respect of the issuance of notes, issued in a public offering, Rule 144A or other private placement or any bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), or secured or unsecured “mezzanine” debt, in each case; provided that (i) the conditions and terms set forth in (1) Sections 2.20(b)(i), (b)(ii), (b)(iii) and (b)(v) and (2) in the case any Incremental Equivalent Debt in the form of term loans that are secured on a pari passu basis with the Loan Document Obligations, the MFN Provision, shall have been complied with as if such Indebtedness was an Incremental Term Loan; provided that (i) Customary Bridge Loans shall not be subject to the Maturity Limitation, (ii) if such Incremental Equivalent Debt is secured by a Lien on the Collateral that is junior to the Liens securing the Loan Document Obligations, the Senior Representative for such Indebtedness shall enter into a Second Lien Intercreditor Agreement, (iii) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens securing the Loan Document Obligations, the Senior Representative for such Indebtedness shall enter into a First Lien Intercreditor Agreement and (iv) any such Incremental Equivalent Debt shall reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(e).

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (or similar instruments) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) [reserved], (v) any non-compete or consulting obligations incurred in connection with a Permitted Acquisition or any similar Investment permitted hereunder, (vi) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business and (vii) for the avoidance of doubt, any Qualified Equity Interests issued by the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discount.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in preceding clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” means a short-form security agreement, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Intellectual Property that is registered, issued or applied for in the United States and that constitutes Collateral.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as the context may require, and “Intercreditor Agreements” means both of them.

“Interest Coverage Ratio” means, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, substantially in the form of Exhibit G or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one (1), two (2), three (3) or six (6) months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve (12) months or such other period less than one (1) month); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness or other obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing principal or interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as reasonably determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions to the extent such additions represent an Investment thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means (a) each of (i) Macquarie Capital Funding LLC or its Affiliates or designees and (ii) Truist Bank or its Affiliates or designees and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder; provided that neither Macquarie Capital Funding LLC, Truist Bank nor any of their respective Affiliates or designees shall be required to issue commercial or trade Letters of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or designees of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or designee with respect to Letters of Credit issued by such Affiliate or designee. In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Issuing Bank Cap” has the meaning assigned to such term in the definition of Letter of Credit Sublimit.

“Joint Bookrunners” means Macquarie Capital (USA) Inc. and Truist Securities, Inc. in their respective capacities as joint bookrunners for the credit facilities hereunder as of the Closing Date.

“Joint Lead Arrangers” means Macquarie Capital (USA) Inc. and Truist Securities, Inc., in their capacities as joint lead arrangers for the credit facilities hereunder as of the Closing Date.

“Junior Financing” means (a) any Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 that is expressly subordinated in right of payment to the Loan Document Obligations, (b) any Indebtedness in an aggregate principal amount in excess of $5,000,000 that is secured on a junior basis to the Liens securing the Secured Obligations pursuant to a Second Lien Intercreditor Agreement, (c) any Earn-Outs in an aggregate amount in excess of $5,000,000, (d) any other unsecured Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 and (e) any Permitted Refinancing in respect of the foregoing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Facility, any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, “Lenders” includes the Swing Line Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter of Credit Sublimit” means an amount equal to $20,000,000, (x) up to $12,500,000 of which Macquarie Capital Funding LLC, in its capacity as an Issuing Bank, has agreed to provide as of the Closing Date, subject to any adjustment or reduction pursuant to the terms and conditions hereof, (y) up to $7,500,000 of which Truist Bank, in its capacity as an Issuing Bank, has agreed to provide as of the Closing Date, subject to any adjustment or reduction pursuant to the terms and conditions hereof, and (z) in respect of any Revolving Lender that shall have become an Issuing Bank hereunder after the Closing Date pursuant to Section 2.05(k), that amount of the Letter of Credit Sublimit at such time that such Issuing Bank has agreed to provide, subject to any adjustment or reduction pursuant to the terms and conditions hereof (each of the amounts in preceding clauses (x), (y) and (z) as to any Issuing Bank is referred to herein as such Issuing Bank’s “Issuing Bank Cap”. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the ICE Benchmark Administration LIBOR or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO rate available, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If for any reason the Administrative Agent cannot determine such offered rate by the ICE Benchmark Administration (or any successor administrator of LIBOR rates), the Administrative Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities. Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error. The provisions of this definition are subject to clauses (b) through (e) of Section 2.14.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any acquisition or any similar Investment by the Borrower or one or more of its Restricted Subsidiaries, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Conditionality Provisions” has the meaning assigned to such term in Section 4.01.

“Loan Document Obligations” means (a) the due and punctual payment in cash by the Borrower of (i) the principal of, premium, if any, and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment in cash and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the First Lien Intercreditor Agreement (if applicable), the Second Lien Intercreditor Agreement (if applicable), and, except for purposes of Section 9.02, the Fee Letter and any Note delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a loan modification agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that (i) the total outstanding Term Loans held by the Borrower or any Affiliate thereof and (ii) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, in each case, shall be excluded for purposes of making a determination of the Majority in Interest.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement (as in effect on October 28, 2020)) and (ii) at any time thereafter, a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries (taken as a whole), (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the material rights and material remedies of the Administrative Agent, the Collateral Agent and the Lenders (taken as a whole) under any Loan Document.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings, financial guarantees and similar instruments (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount of $15,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means (a) if the Borrower is a public reporting company, material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if the Borrower is not a public reporting company, information that is (i) of the type that would not be publicly available if the Borrower were a public reporting company and (ii) material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Real Property” means real property (including fixtures) located in the United States and fee owned by any Loan Party with a fair market value, as reasonably determined by the Borrower in good faith, greater than or equal to $5,000,000.

“Material Subsidiary” means each Wholly Owned Domestic Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had on an individual basis Consolidated EBITDA or total assets for such fiscal quarter in excess of 2.5% of the Consolidated EBITDA or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter; provided, in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower most recently ended Consolidated EBITDA or total assets in excess of 5.0% of the Consolidated EBITDA or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such fiscal quarter, the Borrower shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 5.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder.

“Maturity Limitation” has the meaning assigned to such term in Section 2.20(b)(iii).

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“MFN Provision” has the meaning assigned to such term in Section 2.20(b)(iv).

“Model” means the model delivered to the Administrative Agent and the Lenders on October 8, 2020 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Administrative Agent and/or necessary to reflect any exercise of “market flex” as permitted under the Fee Letter).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) a Loan Party or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which a Loan Party or an ERISA Affiliate contributed to or had an obligation to contribute to such plan .

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid in cash by the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, payments made in order to obtain a necessary consent or required by any Requirements of Law, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees and costs and expenses in connection with unwinding any Swap Agreement in connection therewith), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness permitted to be incurred hereunder (other than the Loans and any other secured Indebtedness that is subject to an Intercreditor Agreement) secured by such asset and otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary, (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, and (iv) cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such asset sale, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash Charges (including non-cash Charges related to deferred rent) (provided, in each case, that if any non-cash Charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash Charge in the current period or (ii) to the extent the Borrower decides to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash Charges that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount or pursuant to Section 6.01(a)(xix), as applicable, that such amount was not previously applied pursuant to Sections 6.01(a)(xix), 6.04(m)(B), 6.07(a)(vii) and/or 6.07(b)(iv).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit R, payable to a Lender or its registered assigns (or, if requested by a Lender, to the order of such Lender) in any facility hereunder in a principal amount equal to the principal amount of the Revolving Commitment, Term Loans or Swing Line Sublimit, as applicable, of such Lender.

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are described in (a)(ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Payment Date” has the meaning assigned to such term in Section 2.12(e).

“Payment Notice” has the meaning assigned to such term in Section 8.13(b).

“Payment Recipient” has the meaning assigned to such term in Section 8.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any of its Restricted Subsidiaries of at least a majority of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that, in each case, (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Wholly Owned Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), or (ii) such Person is merged into or consolidated with the Borrower or a Wholly Owned Restricted Subsidiary and the Borrower (in the case of any merger or consolidation involving it) or a Wholly Owned Restricted Subsidiary (in all other cases) is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Wholly Owned Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken as and when required under Section 5.11, (d) (i) subject to Section 1.06, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) to the extent that Section 1.06 is applicable, immediately before and immediately after the consummation of any such purchase or acquisition, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing and (e) subject to Section 1.06, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis for the most recently ended Test Period.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) a change in terms and conditions (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect) that reflect terms and conditions at the time of such amendment not materially more favorable to the Lenders thereof after giving effect to such amendment (as reasonably determined in good faith by the Borrower) than those applicable prior to giving effect to such amendment (except for (x) covenants and other provisions applicable only to periods after the Latest Maturity Date then in effect of any facility under this Agreement remaining outstanding after giving effect to such amendment and (y) such terms are reasonably acceptable to the Administrative Agent or added in the facilities under this Agreement for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required for such amendment).

“Permitted Encumbrances” means:

(a)            Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not, either individually or in the aggregate, have a Material Adverse Effect;

(c)            Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)            Liens incurred or deposits made to secure the performance of bids, trade contracts (other than for the payment of Indebtedness for borrowed money), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e)            easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects and minor survey exceptions affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f)             Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)            Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h)            Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(i)             [reserved];

(j)            Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k)            Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l)             Liens arising from grants of leases, subleases, or non-exclusive licenses or sublicenses made in the ordinary course of business;

(m)           rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n)            Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(o)           Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any of its Restricted Subsidiaries;

(p)            servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same, either individually or in the aggregate, do not result in (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) a Material Adverse Effect;

(q)            Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(r)             Liens securing Priority Obligations;

(s)            any interest or title of (x) a lessor or sublessor under any lease or sublease or (y) a licensor or sublicensor under any license or sublicense, in each case entered into in the ordinary course of business, so long as such interest or title relate solely to the assets subject thereto;

(t)             Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(u)           to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Investment permitted under this Agreement; and

(v)            Liens of any Governmental Authority on Exempt Student Financial Aid Funds;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans ; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any other assets or properties, (ii) such Indebtedness complies with the applicable requirements set forth in the definition of Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness, if guaranteed, is not guaranteed by any Person other than another Loan Party, (iv) such Indebtedness (other than Customary Bridge Loans) shall not have the benefit of mandatory prepayment provisions (other than AHYDO Payments) that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans (it being understood that any Indebtedness that is secured on a pari passu basis with the liens securing the Secured Obligations may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of any Initial Term Loans, and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s); provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the relevant Intercreditor Agreement(s). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(a)            dollars or Canadian Dollars;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)            time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank (i) that is a Lender, (ii) that has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”) or (iii) which time deposits, certificates of deposit or bankers’ acceptances are fully guaranteed or insured by the United States government or any agency or instrumentality of the United States, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(e)            repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above;

(f)            marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g)            securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state of the United States or by any political subdivision or taxing authority of any such state having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);

(h)            investments with average maturities of twelve (12) months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(j)            investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)            with respect to any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia: (i) obligations of the national government of the country in which such Restricted Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Restricted Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency) (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than twelve (12) months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l)            investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Non-Loan Party Indebtedness” has the meaning assigned to such term in the definition of Permitted Ratio Debt.

“Permitted Ratio Debt” means Indebtedness in an amount not to exceed the Incremental Cap (at the time of incurrence) incurred by the Borrower or any Restricted Subsidiary, so long as the conditions and terms set forth in (1) Sections 2.20(b)(i), (b)(ii), (b)(iii) and (b)(v) and (2) in the case any Permitted Ratio Debt in the form of term loans that are secured on a pari passu basis with the Loan Document Obligations, the MFN Provision, shall have been complied with as if such Indebtedness was an Incremental Term Loan; provided that (i) Customary Bridge Loans shall not be subject to the Maturity Limitation, (ii) if such Permitted Ratio Debt is secured by a Lien on the Collateral that is junior to the Liens securing the Loan Document Obligations, the Senior Representative for such Indebtedness shall enter into a Second Lien Intercreditor Agreement, (iii) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens securing the Loan Document Obligations, the Senior Representative for such Indebtedness shall enter into a First Lien Intercreditor Agreement and (iv) any such Permitted Ratio Debt shall reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower; provided, further that that the aggregate principal amount of any Permitted Ratio Debt incurred by a Restricted Subsidiary that is not a Loan Party shall not exceed in the aggregate (at the time of incurrence and after giving Pro Forma Effect) when taken together with outstanding Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred pursuant to Sections 6.01(a)(xv) and 6.01(a)(xvi) (such Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred pursuant to this proviso or Section 6.01(a)(xv) or 6.01(a)(xvi), “Permitted Non-Loan Party Indebtedness”), the greater of $18,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided further that such Permitted Non-Loan Party Indebtedness incurred pursuant to this proviso (A) shall not be guaranteed by any Loan Party, but may be guaranteed by other Restricted Subsidiaries that are not Loan Parties, (B) shall not be secured by a Lien on the Collateral, but may be secured by the assets of Restricted Subsidiaries that are not Loan Parties and (C) shall not be subject to the restrictions described in clauses (1) (other than Sections 2.20(b)(ii) and (b)(iii)) and (2) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses (including upfront fees and original issue discount) incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments then available and unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except in the case of Customary Bridge Loans), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith), (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (i) the other terms and conditions of any such Permitted Refinancing shall be as agreed between the Borrower and the lenders providing any such Permitted Refinancing and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(vii), (a)(viii), (a)(ix), (a)(xiv) (other than Permitted Non-Loan Party Indebtedness) or (a)(xxiii), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a materially more favorable basis, taken as a whole (as certified by a Responsible Officer of the Borrower to the Administrative Agent), than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured (as determined in good faith by the Borrower) (it being understood, however, that such Indebtedness may go from being secured to being unsecured). For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01(a) and, if applicable, secured under Section 6.02. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second (or lesser) priority basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any other assets or properties, (ii) such Indebtedness complies with the applicable requirements set forth in the definition of Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness, if guaranteed, is not guaranteed by any Person other than another Loan Party, (iv) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, AHYDO Payments, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity thereof (except in the case of Customary Bridge Loans) and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s); provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the relevant Intercreditor Agreement(s). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or unsecured loans; provided that (i) such Indebtedness complies with the applicable requirements set forth in the definition of Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, AHYDO Payments, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity thereof (except in the case of Customary Bridge Loans), (iii) such Indebtedness, if guaranteed, is not guaranteed by any Person other than another Loan Party, and (iv) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether existing as of the date hereof or subsequently created or coming to exist.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition of any property or asset of the Borrower or any of its Restricted Subsidiaries permitted by Sections 6.05(k), (l), (n), (o), (s) and (t), other than (i) dispositions constituting a sale-leaseback to the extent consummated substantially contemporaneously with the acquisition by the Borrower or such Restricted Subsidiary of the property subject to such sale-leaseback transaction and (ii) dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 for all such transactions during any fiscal year of the Borrower; or

(b)           the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Other Term Loans, Other Revolving Loans and Other Revolving Commitments which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”).

“Prime Rate” means the prime rate as published by The Wall Street Journal for such day, provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks prior to or pari passu with the Liens created thereon by the applicable Security Documents by operation of law, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clauses (III) and (IV) to the proviso of the definition of Consolidated EBITDA.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to any limitations set forth in) the definition of Consolidated EBITDA (including, without limitation, the provisos in clause (b) of the definition thereof) and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower or a Restricted Subsidiary other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment of all the existing third party Indebtedness for borrowed money (and, if applicable, the termination of all commitments thereunder) of the Target and its Subsidiaries as of the Closing Date listed on Schedule 1.01 and the discharge (or the making of arrangements for discharge) of all guarantees and Liens related thereto.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, escaping, emptying, pumping, seepage or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any structure, facility or fixture.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by any Loan Party or any Subsidiary of a Loan Party of any Indebtedness in the form of, or any conversion of any Initial Term Loans into, a new or replacement tranche of term loans secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations (i) the primary purpose of which is to reduce the Effective Yield for the respective Type of such Indebtedness to an amount that is less than the Effective Yield applicable to the Initial Term Loans, but excluding Indebtedness incurred in connection with (A) a Change of Control or (B) a Transformative Acquisition, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay, repay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any amendment to this Agreement the primary purpose of which is to reduce the Effective Yield applicable to the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with (A) a Change of Control or (B) a Transformative Acquisition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Revolving Commitments representing more than 50.0% of the aggregate Revolving Exposures, outstanding Term Loans and unused Revolving Commitments at such time; provided that, to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50.0% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further, that at any time there is more than one Revolving Lender, this definition of “Required Revolving Lenders’ shall require at least two unaffiliated Revolving Lenders .

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Closing Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Junior Financing” means any Specified Indebtedness that is (a) Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 that is expressly subordinated in right of payment to the Loan Document Obligations, (b) any Indebtedness in an aggregate principal amount in excess of $5,000,000 that is secured on a junior basis to the Liens securing the Secured Obligations pursuant to a Second Lien Intercreditor Agreement, (c) any unsecured Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 and (d) any Permitted Refinancing in respect of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, except a dividend payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower or a Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire (including any forward equity sale agreement, commitment or confirmation unless settled in common Equity Interests of the Borrower) any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swing Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Revolving Commitment Increase or (iv) a Loan Modification Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $20,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans at such time, its LC Exposure at such time and its Swing Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means (i) September 1, 2026 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment and with respect to any Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctions” means any international economic sanctions administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means (a) a second lien intercreditor agreement substantially in the form attached hereto as Exhibit C-2 or (b) another customary second lien intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a junior basis with the Loan Document Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which form shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such form (which objection must be (i) based solely on the specific terms of the form thereof, (ii) reasonable in light of customary market terms for first lien/second lien intercreditor arrangements at such time and (iii) in writing specifying the specific provisions that are objectionable and proposing alternative terms that would be satisfactory to the Required Lenders) within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed to the Administrative Agent’s entry into such Second Lien Intercreditor Agreement and to have consented to the terms thereof.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Borrower and its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Subsidiary Loan Party, Excluded Swap Obligations of such Subsidiary Loan Party).

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower and its Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Closing Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into.

“Security Documents” means the Intercreditor Agreements, the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis or junior or “silent” subordinated basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, (ii) any business that is a natural out-growth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Restricted Subsidiaries.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Discounted Term Loan Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Indebtedness” means any Credit Agreement Refinancing Indebtedness, any Incremental Equivalent Debt and any Permitted Ratio Debt.

“Specified Prepayments” has the meaning assigned to such term in Section 6.07(b).

“Specified Representations” means those representations and warranties made by the Loan (after giving effect to the Acquisition) in Sections 3.01(a) (with respect to the Loan Parties only), 3.01(b)(ii) (with respect to the Loan Parties only), 3.02, 3.03(b)(i) (limited to the execution, delivery and performance of the Loan Documents, incurrence of the Loans thereunder and the granting of Guarantees and security interests in respect thereof), 3.08, 3.14, 3.16, 3.18(b), 3.18(c) (solely with respect to the USA Patriot Act), 3.19(b), 3.20 (subject to the Limited Conditionality Provisions and Section 5.14) and 3.21.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board of Governors or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity).

“Subsidiary” means any subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swing Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swing Exposure at such time.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to which the Swing Line Lender may make Swing Loans.

“Swing Line Lender” means Macquarie Capital Funding LLC (or its successors or assigns in such capacity).

“Swing Line Sublimit” means $5,000,000.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) seven (7) Business Days after the making of such Swing Loan and (ii) the Revolving Maturity Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Target” has the meaning given to such term in the preliminary statements hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Facility Amendment in respect of any Term Loans or (iv) a Loan Modification Agreement. The amount of each Lender’s Term Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, Loan Modification Agreement or Refinancing Amendment, as the case may be. The aggregate Term Commitments on the Closing Date is $175,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means, individually or collectively as the context requires, Initial Term Loans, Other Term Loans and Incremental Term Loans.

“Term Maturity Date” means (i) September 1, 2027 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Term Loans pursuant to a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, at any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.01(a) or Section 5.01(b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or Section 5.01(b), the Test Period shall be the period of four (4) consecutive fiscal quarters of the Borrower ended as of June 30, 2021.

“Ticking Fee” has the meaning assigned to such term in Section 2.12(e).

“Ticking Fee Percentage” shall mean (i) for each day on or before the June 1, 2021, 50% of the Applicable Rate for the Initial Term Loans that are Eurodollar Borrowings plus 0.75% per annum and (ii) for each day thereafter, 100% of the Applicable Rate for the Initial Term Loans that are Eurodollar Borrowings plus 0.75% per annum.

“Title IV” shall mean Title IV of the Higher Education Act.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the Acquisition, (b) the Financing Transactions, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Transformative Acquisition” shall mean any acquisition or Investment by the Borrower or any Restricted Subsidiary of the Borrower that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means (i) the unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for its fiscal quarters ended March 31, 2021 and June 30, 2021 and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for its fiscal quarters ended March 31, 2021 and June 30, 2021.

“Undisclosed Administration” means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Subsidiary” means (i) any Subsidiary (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary so designated.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that AHYDO Payments and the effects of any reductions in scheduled amortization or other scheduled payments as a result of any prior prepayment of the applicable Indebtedness shall be disregarded.

“Wholly Owned Domestic Restricted Subsidiary” means any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02     Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03     Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) unless otherwise provided herein, any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) (including a Division/Series Transaction), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute a Person or entity).

SECTION 1.04     Accounting Terms; GAAP.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the latest Audited Financial Statements of the Borrower delivered to the Administrative Agent on or prior to the Closing Date, except as otherwise specifically prescribed herein.

(b)            Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Interest Coverage Ratio and any other financial ratio or test (other than Excess Cash Flow) shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.11, if applicable, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).

(c)            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (1)such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (2) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d)            Notwithstanding any other provision contained herein, (a) all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

SECTION 1.05     Effectuation of Transactions.

All references herein to the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

SECTION 1.06     Limited Conditionality Transactions.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary (except as otherwise expressly provided in clause (d)(ii) of the definition of “Permitted Acquisition” and in clauses (A) and (B) of the proviso to the first sentence of Section 2.20(a)), when (a) calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated Net Income or Consolidated EBITDA or total assets or determining other compliance with this Agreement (other than (x) determining actual (versus pro forma) compliance with the Financial Performance Covenant or (y) determining Excess Cash Flow), in connection with incurrence of Indebtedness, the creation of Liens, the making of any asset sale, the making of an Investment or the designation of a Subsidiary as restricted or unrestricted, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default (other than under Section 7.01(a), (b), (h) or (i)) has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any disposition, the making of an Investment or the designation of a Subsidiary as restricted, in each case in connection with such Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default (other than under Section 7.01(a), (b), (h) or (i)) has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending on or prior to the LCT Test Date for which financial statements of the Borrower have been (or were required to have been) delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction (other than with respect to any Restricted Payment or any prepayment, repayment, acquisition, redemption or similar payment on any Junior Financing) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCT Test Date.

SECTION 1.07     Certain Determinations.

(a)            For purposes of determining compliance with any of the covenants set forth in Article VI (including in connection with any Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment or payment of Junior Financing meets the criteria of one, or more than one, of the clauses permitted pursuant to the relevant section of Article VI (including in connection with any Incremental Facility), the Borrower (i) shall in its sole discretion determine under which clause such Lien (other than Liens with respect to the Initial Term Loans and the Revolving Commitments, which shall only be designated under Section 6.02(i) and may not be redesignated pursuant to succeeding clause (ii)), Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans and the Revolving Commitments, which shall only be designated under Section 6.01(a)(i) and may not be redesignated pursuant to succeeding clause (ii)), Disposition, Restricted Payment or payment of Junior Financing (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which clause or clauses such Lien, Investment, Indebtedness, Disposition, Restricted Payment or payment of Junior Financing is permitted from time to time thereafter under the relevant Section as it may determine and without notice to the Administrative Agent or any Lender so long as the Borrower would meet the applicable conditions under such clause or clauses of such Section at such time. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

(b)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (other than the incurrence of Indebtedness under the Revolving Commitments, except to the extent provided in the definition of Incremental Cap) that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

SECTION 1.08     Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.09     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.10     Cashless Roll. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

ARTICLE II

The Credits

SECTION 2.01     Commitments.

Subject to the terms and conditions set forth herein, (a) each Term Lender severally agrees to make Initial Term Loans to the Borrower on the Closing Date denominated in dollars in a principal amount not exceeding such Term Lender’s Term Commitment and (b) each Revolving Lender severally agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in either (x) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (y) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02     Loans and Borrowings.

(a)            Each Loan (other than a Swing Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)            Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 (or such lesser notice as the Administrative Agent may agree) and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Swing Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding (or such greater number that may be acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03     Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, one (1) Business Day) or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall be signed by the Borrower substantially in the form of Exhibit S; provided that a Borrowing Request may state that such Borrowing Request is conditioned upon the occurrence of some other identifiable event or condition, including, but not limited to, the Acquisition, in which case such Borrowing Request may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the date of such Borrowing pursuant to the Borrowing Request) if such condition is not satisfied. Each such written Borrowing Request shall specify the following information:

(i)            whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii)            the aggregate principal amount of such Borrowing;

(iii)            the date of such Borrowing, which shall be a Business Day;

(iv)            whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)            in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)            the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)            that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one (1) month if the respective notice is received by the Administrative Agent by 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, after which it shall be incurred as an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04     Swing Line Facility.

(a)            Swing Loans. During the Revolving Availability Period, the Swing Line Lender agrees, subject to the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in dollars; (iii) shall be made and maintained as ABR Loans; (iv) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (v) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Sublimit, and (B) the aggregate Revolving Exposures would not exceed the total Revolving Commitments; (vi) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.05(j); and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan. To request a Swing Loan, the Borrower shall notify the Administrative Agent and the Swing Line Lender of such request by written notice, not later than 10:00 a.m., New York City time, on the day of such proposed Swing Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the aggregate principal amount of the requested Swing Loan.

(b)            Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Revolving Lenders and, unless an Event of Default specified in Section 7.01(h) or (i) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Borrowing Request requesting Revolving Loans consisting of ABR Loans in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.03, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the total Revolving Commitments after any such Swing Loans were made. Each Revolving Lender (including the Swing Line Lender in the event that it has a Revolving Commitment) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of its Applicable Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Applicable Account not later than 1:00 p.m. (New York City time), if such notice is received by such Lender prior to 11:00 a.m. (New York City time), or not later than 1:00 p.m. (New York City time) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available directly to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)            Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 7.01(h) or (i) shall have occurred in respect of the Borrower or one or more of the Revolving Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Revolving Lender (other than the Swing Line Lender), or each Revolving Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.04(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Revolving Lender’s Applicable Percentage of such outstanding Swing Loans. On the Purchase Date, each such Revolving Lender or each such Revolving Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Revolving Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Revolving Lender, deliver to such Revolving Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Revolving Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Revolving Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Revolving Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Revolving Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Revolving Lender its ratable share of such amount based on its Applicable Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was out-standing and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)            Obligations Unconditional. Each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that such Revolving Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against any other Lender, any Loan Party, or any other Person, or any Loan Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(e)            Resignation of Swing Line Lender. Subject to the appointment and acceptance of a successor Swing Line Lender reasonably acceptable to the Borrower (which appointment and acceptance of a successor Swing Line Lender, however, shall not be required in connection with the resignation of the Administrative Agent pursuant to Section 8.06), the Swing Line Lender may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of the Swing Line Lender hereunder by providing a written notice thereof to the Swing Line Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) the Swing Line Lender’s acknowledging receipt of such notice and (ii) the fifth (5th) Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the principal amount of all Swing Loans shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid interest and fees accrued for the account of the resigning or terminated Swing Line Lender. Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Swing Line Lender shall remain a party hereto and shall continue to have all the rights of a Swing Line Lender under this Agreement and the other Loan Documents with respect to Swing Loans made by it prior to such resignation or termination, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans, but shall not make any additional Swing Loans.

(f)            Provisions Related to Extended Revolving Commitments. If the maturity date shall have occurred in respect of any Class of Revolving Commitments at a time when another Class or Classes of Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(o)), there shall exist sufficient unutilized extended Revolving Commitments so that the respective outstanding Swing Loans could be incurred pursuant the extended Revolving Commitments which will remain in effect after the occurrence of such maturity date, then if consented to by the Swing Line Lender, there shall be an automatic adjustment on such date of the participations in such Swing Loans and same shall be deemed to have been incurred solely pursuant to the relevant extended Revolving Commitments, and such Swing Loans shall not be so required to be repaid in full on such earliest maturity date. For the avoidance of doubt, the commitment of the Swing Line Lender to act in its capacity as such cannot be extended beyond the Revolving Maturity Date or increased without its prior written consent

SECTION 2.05     Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue Letters of Credit in dollars for the Borrower’s own account (or for the account of any Restricted Subsidiary of the Borrower provided that the Borrower is liable for the obligations in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Closing Date until the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent at least five (5) Business Days before the requested date of issuance, amendment, renewal or extension (or, in the case of any such request to be made on the Closing Date, three (3) Business Days) or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be, such Letter of Credit. Each such notice shall be in the form of Exhibit E, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Issuing Bank Cap (unless otherwise agreed to in writing by such Issuing Bank), (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve, liquidity or capital requirement (for which such Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) except as otherwise agreed in writing by the Administrative Agent and the applicable Issuing Bank, such Letter of Credit is to be denominated in a currency other than dollars, (iv) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit, or (v) any Revolving Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Revolving Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation (i) to amend, renew or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (ii) to issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit.

(c)            Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section 2.05, together with a copy of the Letter of Credit so issued by it (as well as a copy of any amendment, renewal or extension thereof).

(d)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date to which it has been renewed or extended (not in excess of one year from the last applicable expiry date)) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then applicable expiration date, that such Letter of Credit will not be renewed or extended; provided further, that such Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank.

(e)            Participations. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each Revolving Lender shall be deemed to have purchased and the applicable Issuing Bank shall be deemed to have sold a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in dollars, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)              Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount (in same day funds) equal to such LC Disbursement in dollars not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement (the “Reimbursement Date”), together with accrued interest thereon in accordance with paragraph (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 2:00 p.m., New York City time, on the date such LC Disbursement is made that the Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest thereon) with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Revolving Loans on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, the Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Revolving Loans in an aggregate principal amount equal to their respective Applicable Percentages of such LC Disbursement (together with any accrued interest thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest thereon); provided that if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest thereon), the Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

(g)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person's guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which the Borrower, any Subsidiary or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower or any other Loan Party, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit (provided that the Borrower shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that a Default or an Event of Default shall have occurred and be continuing, or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As between the Borrower and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by an Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of an Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of an Issuing Bank’s rights or powers hereunder or place an Issuing Bank under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final, nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence, bad faith or willful misconduct.

(h)            Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.05.

(i)          Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)             Cash Collateralization. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence and continuation of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any other Event of Default shall occur and be continuing or if the maturity of the Loans has been accelerated, then on the Business Day on which the Borrower receives notice from the Administrative Agent, the applicable Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph (although no such notice shall be required as set forth in clause (ii) above), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in dollars equal to 103% of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or an Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent first to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)            Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement, (ii) such Revolving Lender’s Issuing Bank Cap shall be as set forth in such agreement and (iii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)             Resignation or Termination of an Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Borrower (to the extent that there is only one Issuing Bank hereunder at such time) or as otherwise provided in Section 8.06, any Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth (5th) Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates or designees) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or renew, extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (b) be deemed an Issuing Bank for any other purpose.

(m)            Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this paragraph (m).

(n)            Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(o)            Provisions Related to Extended Revolving Commitments. If the maturity date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to this Section 2.05) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with the terms hereof. If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing Class shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Class of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Class of Revolving Commitments, the sub-limit for Letters of Credit shall be agreed with the Revolving Lenders under the extended Classes. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any Issuing Bank to act in its capacity as such cannot be extended beyond the Revolving Maturity Date or increased without its prior written consent.

SECTION 2.06	Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swing Loans shall be made as provided in Section 2.04 and Section 2.06(b). The Administrative Agent will make all such requested Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent directly to the applicable Issuing Bank.

(b)           The Swing Line Lender shall make each Swing Loan in dollars to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., New York City time, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(c)             Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(d)            The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit, to fund Swing Loan Participations and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07	Interest Elections.

(a)           Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Loans, which shall be made and maintained as ABR Loans and may not be converted to Eurodollar Loans.

(b)           To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by the Borrower.

(c)             Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)             If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to 11:00 a.m., New York City time, on the third Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and, except for an Event of Default under Section 7.01(h) or (i), the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08	Termination and Reduction of Commitments.

(a)           Unless previously terminated, (i) the Term Commitments shall terminate at the earlier of (x) upon the making of the Term Loans hereunder on the Closing Date and (y) 5:00 p.m., New York City time, on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)          The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swing Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09	Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10. and (iii) to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of each Swing Loan made by the Swing Line Lender on the Swing Loan Maturity Date for such Swing Loan; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swing Loans that were outstanding on the date such Revolving Borrowing was requested.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)             The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e)             Any Lender may request to the Borrower that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver (at the Borrower’s expense) to such Lender a Note payable to such Lender or its registered assigns (or, if requested by such Lender, to the order of such Lender and its registered assigns).

SECTION 2.10	Amortization of Term Loans.

(a)            Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Borrowings of Initial Term Loans on the last day of each September, December, March and June (commencing on December 31, 2021) in the aggregate principal amount of Initial Term Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

Term Loan Payment Date	Amortization Payment
December 31, 2021	$2,187,500
March 31, 2022	$2,187,500
June 30, 2022	$2,187,500
September 30, 2022	$2,187,500
December 31, 2022	$2,187,500
March 31, 2023	$2,187,500
June 30, 2023	$2,187,500
September 30, 2023	$2,187,500
December 31, 2023	$2,187,500
March 31, 2024	$2,187,500
June 30, 2024	$2,187,500
September 30, 2024	$2,187,500
December 31, 2024	$2,187,500
March 31, 2025	$2,187,500
June 30, 2025	$2,187,500
September 30, 2025	$2,187,500
December 31, 2025	$2,187,500
March 31, 2026	$2,187,500
June 30, 2026	$2,187,500
September 30, 2026	$2,187,500
December 31, 2026	$2,187,500
March 31, 2027	$2,187,500
June 30, 2027	$2,187,500

Term Maturity Date	Remaining aggregate principal amount of all outstanding Initial Term Loans

(b)            To the extent not previously paid, all outstanding Initial Term Loans shall be due and payable on the Term Maturity Date.

(c)          Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 as directed by the Borrower (and, in the absence of any such direction, in direct order of maturity), (ii) pursuant to Section 2.11(a)(ii), shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 in inverse order of maturity and (iii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10, or, except as otherwise provided in any Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Refinancing Amendment or Loan Modification Agreement, as applicable, in direct order of maturity.

(d)            Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by written notice of (by hand delivery, facsimile or other electronic transmissions) of such election not later than 2:00 p.m., New York City time, three (3) Business Days before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11	Prepayment of Loans.

(a)            (i)      The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided, in the event that, on or prior to the date that is the six (6) month anniversary of the Closing Date, the Borrower (x) makes any prepayment or repayment (or conversion) of Initial Term Loans (with replacement of a Non-Accepting Lender pursuant to Section 2.24 or any of the mandatory prepayments described in Section 2.11(c) with respect to the incurrence of Indebtedness, in each case being deemed, for this purpose, to constitute a prepayment for purposes of this Section 2.11(a)) in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid or repaid (or converted) in connection with such Repricing Transaction and (II) in the case of preceding clause (y), an amount equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction (including the principal amount of any Initial Term Loans of any Non-Accepting Lender which are required to be assigned in accordance with Section 2.24 as a result of such Non-Accepting Lender’s failure to consent to such amendment).

(ii)           Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower or any of its Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans of any Class on the following basis:

(A)            the Borrower or any of its Subsidiaries shall have the right to make a voluntary prepayment of Term Loans of any Class at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower or any of its Subsidiaries shall not make any Borrowing of Revolving Loans or Swing Loans to fund any Discounted Term Loan Prepayment and (y) the Borrower or any of its Subsidiaries shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower or any of its Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower or any of its Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s or any of its Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Term Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Term Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Term Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Term Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Term Lender, and such Term Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Term Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided  further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B)           (1)      Subject to the proviso to subsection (A) above, the Borrower or any of its Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower or any of its Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)         Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Term Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the Borrower or any of its Subsidiaries will make prepayment of outstanding Term Loans of the applicable Class pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days, following the Specified Discount Prepayment Response Date, notify (I) the Administrative Agent (if not the Auction Agent), the Borrower or any of its Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower or any of its Subsidiaries and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower or any of its Subsidiaries shall be due and payable by the Borrower or any of its Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)           (1)      Subject to the proviso to subsection (A) above, the Borrower or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower or any of its respective Subsidiaries, to each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower or any of its Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower or any of its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “ Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower or any of its Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the Borrower or any of its Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days, following the Discount Range Prepayment Response Date, notify (I) the Administrative Agent (if not the Auction Agent), the Borrower or any of its Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower or any of its Subsidiaries and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower or any of its Subsidiaries shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)            (1) Subject to the proviso to subsection (A) above, the Borrower or any of its Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower or any of its Subsidiaries, to each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower or any of its Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower or any of its Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)          The Auction Agent shall promptly provide the Borrower or any of its Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower or any of its Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower or any of its Subsidiaries (the “Acceptable Discount”), if any. If the Borrower or any of its Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower or any of its Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower or any of their its shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower or any of its Subsidiaries by the Acceptance Date, the Borrower or any of its Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower or any of its Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If the Borrower or any of its Subsidiaries elects to accept any Acceptable Discount, then the Borrower or any of its Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with a Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a “Qualifying Lender”). The Borrower or any of its Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Term Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Administrative Agent (if not the Auction Agent), the Borrower or any of its Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)           In connection with any Discounted Term Loan Prepayment, the Borrower or any of its Subsidiaries and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from the Borrower or any of its Subsidiaries in connection therewith.

(F)           If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower or any of its Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower or any of its Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)          To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower or any of its Subsidiaries.

(H)         Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)           Each of the Borrower or any of its Subsidiaries and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)           The Borrower or any of its Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)           In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall immediately prepay Swing Loans or, if no Swing Loans are or will remain outstanding after such prepayment, Revolving Borrowings (or, if no such Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c)           In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to the Asset Sale Percentage of the amount of such Net Proceeds in respect of any Prepayment Event referred to in clause (a) of the definition thereof and 100% of the amount of such Net Proceeds in respect of any Prepayment Event referred to in clause (b) of the definition thereof; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” but only so long as no Event of Default then exists or would result therefrom, if the Borrower or any of its Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 18 months after receipt of such Net Proceeds in assets of the Borrower and its Restricted Subsidiaries useful in the business of the Borrower and its Restricted Subsidiaries (including any acquisitions permitted under Section 6.04, but excluding investments in working capital assets), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested, as applicable) by the end of such 18-month period (or if committed to be so invested within such 18-month period, have not been so invested within 6 months after the expiration of such 18-month period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further, that the Borrower may use a portion of such Net Proceeds in the case of a Prepayment Event described in clause (a) of the definition thereof to prepay or repurchase any other secured Indebtedness in the form of term loans or notes that ranks pari passu to the Liens securing the Secured Obligations and is otherwise subject to the terms of the First Lien Intercreditor Agreement (to the extent a mandatory prepayment or offer to prepay such other Indebtedness is required under the applicable documents governing such other Indebtedness), in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other secured Indebtedness and the denominator of which is the aggregate outstanding principal amount of all Term Loans and all such other secured Indebtedness.

(d)           Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, the Borrower shall prepay Term Borrowings in an aggregate amount (the “Excess Cash Flow Prepayment Amount”) equal to the ECF Percentage of Excess Cash Flow for such fiscal year in excess of $5,000,000; provided that such amount shall, at the option of the Borrower, be reduced on a dollar-for-dollar basis for such fiscal year by the aggregate amount of prepayments and repurchases of (i) Term Loans (and, to the extent the Revolving Commitments are permanently reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a)(i) or (ii) Term Loans made pursuant to Section 2.11(a)(ii) or otherwise pursuant to Section 9.04(f), in either case, to the extent made with internally generated cash flow of the Borrower and its Restricted Subsidiaries during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or Section 9.04(f) shall (x) be limited to the actual amount of cash used to make such principal prepayment and (y) only be applicable if the applicable prepayment offer was made on a pro rata basis to all applicable Term Lenders); provided that the Borrower may use a portion of such Excess Cash Flow Prepayment Amount to prepay or repurchase any other secured Indebtedness in the form of term loans or notes that ranks pari passu to the Liens securing the Secured Obligations and is otherwise subject to the terms of the First Lien Intercreditor Agreement (to the extent a mandatory prepayment or offer to prepay such other Indebtedness is required under the applicable governing document of such other Indebtedness), in each case in an amount not to exceed the product of (x) the Excess Cash Flow Prepayment Amount and (y) a fraction, the numerator of which is the outstanding principal amount of such other secured Indebtedness and the denominator of which is the aggregate outstanding principal amount of all Term Loans and all such other secured Indebtedness. Each prepayment pursuant to this paragraph shall be made on or before the date that is five (5) days after the earlier of (x) the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated and (y) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to such fiscal year.

(e)          Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Term Borrowings of each such Class; provided that (x) any Term Lender (and, to the extent provided in any Incremental Facility Amendment for any Class of Incremental Term Loans or the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Incremental Term Loans or Other Term Loans of such Class) may elect, by notice to the Administrative Agent by written notice delivered (i) by 4:00 p.m. New York City time, at least two (2) Business Days prior to the prepayment date of a Eurodollar Borrowing or (ii) by 4:00 p.m. New York City time, at least one (1) Business Day prior to the prepayment date of an ABR Borrowing, to decline all or any portion of any prepayment of its Term Loans of any such Class pursuant to this Section 2.11 (other than (i) an optional prepayment pursuant to paragraph (a)(i) of this Section 2.11 or (ii) a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which (in each case) may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be retained by the Borrower (such remaining declined amounts, “Retained Declined Proceeds”). Subject to Section 2.20(b)(e) and the terms of any Refinancing Amendment or Loan Modification Agreement, optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. Notwithstanding the foregoing, the Net Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments of the respective Class being so refinanced. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

(f)           The Borrower shall notify the Administrative Agent of any prepayment pursuant to this Section 2.11 in writing, substantially in the form Exhibit F, of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of a prepayment of a Swing Loan, not later than 10:00 a.m., New York City time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty. At the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.11, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g)          Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that (x) any or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary of the Borrower giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) or (y) any portion of any Excess Cash Flow attributable to a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(d), in either case, are prohibited, delayed or restricted by applicable local law, rule or regulation from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Foreign Subsidiary so long, but only so long, as the Borrower has reasonably determined in good faith that the applicable local law, rule or regulation will not permit repatriation to the Borrower, and, subject to succeeding clause (B), once the Borrower has reasonably determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation will be effected as soon as practicable and such repatriated Net Proceeds or Excess Cash Flow will be applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, (B) to the extent that and for so long as the Borrower has reasonably determined in good faith (in consultation with the Administrative Agent) that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow from a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Foreign Subsidiary; provided that when the Borrower reasonably determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow, in each case, from a Foreign Subsidiary would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable; provided that, subject to the foregoing provisions of this paragraph (g), the Borrower shall use commercially reasonable efforts to permit such repatriation or remove such prohibition, as applicable.

SECTION 2.12         Fees.

(a)          The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender and all Swing Loans shall be disregarded.

(b)          The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender unless such Defaulting Lender has provided cash collateral to fully cover its LC Exposure as otherwise provided herein) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Closing Date to and including the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at the rate of 0.125% per annum (or such lesser rate as may be agreed to in writing by an Issuing Bank) on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Closing Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to the last Business Day of March, June, September and December of each year shall be payable on the last Business Day of March, June, September and December, respectively, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(d)          The Borrower agrees to pay on the Closing Date to each Term Lender party to this Agreement as a Term Lender on the Closing Date, as fee compensation for the funding of such Term Lender’s Initial Term Loan, a closing fee in dollars in an amount equal to 2.0% of the stated principal amount of such Term Lender’s Initial Term Loan. Such fees shall be payable to each such Term Lender out of the proceeds of such Term Lender’s Initial Term Loan as and when funded on the Closing Date and shall be treated (and reported) by the Borrower and Term Lenders as a reduction in issue price of the Initial Term Loans for U.S. federal, state and local income tax purposes. Such closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e)          The Borrower agrees to pay, from and after May 1, 2021, a ticking fee per annum (the “Ticking Fee”), for the account of each Lender with a Commitment in respect of the Initial Term Loans, equal to the product of (a) the Ticking Fee Percentage and (b) the Commitments of such Lender in effect from time to time in respect of the Initial Term Loans. The Ticking Fee in respect of the Initial Term Loans (i) shall accrue from May 1, 2021 until the earlier of (x) the expiration or termination of the Commitments with respect to the Initial Term Loans (in accordance with the Commitment Letter and to the extent of such termination or expiration) and (y) the Closing Date (such earlier date, the “Payment Date”), (ii) shall be payable on the applicable Payment Date and (iii) shall be calculated on the basis of a year of 360 days and for the actual number of days expired during the applicable period.

(f)           Notwithstanding the foregoing, and subject to Section 2.22 and Section 2.12(b), the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

(g)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees owing and paid hereunder shall not be refundable under any circumstances.

SECTION 2.13         Interest.

(a)          The Loans comprising each ABR Borrowing (including each Swing Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder that is not paid when due, whether at stated maturity, upon acceleration or otherwise, shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal, premium or interest of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount (after giving effect to any grace periods), 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans and Swing Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swing Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) interest accrued in respect of any Swing Loan also shall be payable on the Swing Loan Maturity Date applicable thereto and (iv) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the Closing Date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14        Alternate Rate of Interest; Effect of Benchmark Transition Event.

(a)            If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)             (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or (B) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (B) or clause (i)(A) above, “Impacted Loans”), the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received or, failing that, the Borrower will be deemed to have converted such request into a Borrowing Request of ABR Loans in the amount specified therein; and

(ii)           notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i)(A) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (a)(i)(B) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

(b)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document , if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.15         Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Excluded Taxes or Indemnified Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender or Issuing Bank of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent or such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of the Administrative Agent or such Lender or Issuing Bank (which request shall be accompanied by a certificate as described in Section 2.15(c)), the Borrower will pay to the Administrative Agent or such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered, so long as the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall generally be exercising similar rights with respect to borrowers under similar circumstances. Notwithstanding anything to the contrary herein, this paragraph shall not apply with respect to Taxes, which shall be governed exclusively by Section 2.17.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swing Loans and Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank (which request shall be accompanied by a certificate as described in Section 2.15(c)), the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered, so long as such Lender or such Issuing Bank, as applicable, shall generally be exercising similar rights with respect to borrowers under similar circumstances. Notwithstanding anything to the contrary herein, this paragraph shall not apply with respect to Taxes, which shall be governed exclusively by Section 2.17.

(c)          A certificate of the Administrative Agent, a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate the Administrative Agent, such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)           Failure or delay on the part of the Administrative Agent, any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of the Administrative Agent’s, such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent, a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that the Administrative Agent, such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent, such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16        Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. Such loss, cost or expense shall in no event exceed that which would have been incurred by such Lender had it funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17        Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If an applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall make such deductions or withholdings and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.17), each applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)         Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)          The Borrower shall indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the applicable Recipient, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i), (e)(ii)(A)–(D), and (e)(iii) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)            Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)          Each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)            two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)            two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D)            to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)            any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)           If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable, and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender, as applicable, be required to (x) pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid or (y) make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person.

(g)           The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h)           For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18          Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, premium, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest or fees thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swing Line Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in dollars, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, premium, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of premium, principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, premium, if any, or interest or fees on any of its Revolving Loans, Term Loans or participations in Swing Loans or LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in Swing Loans or LC Disbursements and accrued interest or fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in Swing Loans or LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and fees on their respective Revolving Loans, Term Loans and participations in Swing Loans or LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swing Loans or LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Swing Line Lender or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders, the Swing Line Lender or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Swing Line Lender or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Swing Line Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19          Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)            If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and the Swing Line Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swing Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20          Incremental Credit Extensions.

(a)            The Borrower may at any time or from time to time on one or more occasions after the Closing Date, by written notice delivered to the Administrative Agent, request (i) one or more additional Classes of term loans hereunder or additional term loans of the same Class of any existing Class of term loans hereunder (the “Incremental Term Loans”) and/or (ii) one or more increases in the amount of the Revolving Commitments hereunder (each such increase, an “Incremental Revolving Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Facilities”); provided that, subject to Section 1.06, at the time that any such Incremental Term Loan or Incremental Revolving Commitment Increase is made or effected (and also immediately after giving effect thereto), (A) no Event of Default shall have occurred and be continuing or would result therefrom; provided that in the case of Incremental Term Loans the proceeds of which will be used to finance a Limited Condition Transaction in which an LCT Election has been made, (x) no Event of Default shall exist or would result therefrom as of the LCT Test Date and (y) at the time of funding of such Incremental Term Loans, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing at the time that any such Incremental Term Loan is made and (B) subject to customary “SunGard” provisions in the case of an Incremental Term Loan the proceeds of which shall be used to fund a Limited Condition Transaction in which an LCT Election has been made, each of the representations and warranties made by any Loan Party set forth in Article III and in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the effectiveness of any Incremental Facility Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date. Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $500,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than either of the foregoing amounts if either such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b)            The Incremental Term Loans (i) shall rank equal or junior in right of payment with the Term Loans, and, if secured, shall be secured on a pari passu or junior basis only by the Collateral securing the Secured Obligations and shall only be guaranteed by the Loan Parties; provided that, any Incremental Term Loans that are unsecured or secured on a junior basis to the Term Loans shall be evidenced by a separate loan agreement and, in the case of junior secured Incremental Term Loans, subject to a Second Lien Intercreditor Agreement, (ii) except with respect to (x) an aggregate principal amount of Incremental Term Loans, Incremental Equivalent Debt and Permitted Ratio Debt not greater than the Fixed Incremental Amount and (y) any Customary Bridge Loans, shall not mature earlier than the Term Maturity Date, (iii) except with respect to (x) an aggregate principal amount of Incremental Term Loans, Incremental Equivalent Debt and Permitted Ratio Debt not greater than the Fixed Incremental Amount and (y) any Customary Bridge Loans, shall not have a shorter Weighted Average Life to Maturity than the remaining Term Loans (the provisions of this clause (iii) and the preceding clause (ii), whether applied to Incremental Term Loans or mutatis mutandis to other Indebtedness permitted under this Agreement where specified herein, the “Maturity Limitation”), (iv) shall have a maturity date (subject to preceding clause (ii)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the Additional Term Lenders thereunder; provided that, except with respect to (x) any Incremental Term Loans constituting a Customary Bridge Loan used to finance a Permitted Acquisition or other similar permitted Investment or (y) any Incremental Term Loans that are unsecured or secured on a junior basis to the Secured Obligations, in the event that the Effective Yield for any Incremental Term Loans incurred during the first twelve (12) months after the Closing Date is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for the Incremental Term Loans minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Rate applicable to such Initial Term Loans then outstanding) (the provisions of the proviso to this clause (iv), whether applied to Incremental Term Loans or mutatis mutandis to other pari passu secured Indebtedness in the form of term loans permitted under this Agreement where specified herein, the “MFN Provision”); (v) shall be prepaid with the proceeds of voluntary or mandatory prepayment events on a pro rata basis with other then outstanding Term Loans (unless the Lenders or Additional Term Lenders of such Incremental Term Loans elect to receive a lesser share of any such prepayment); provided that any Incremental Term Loans that rank junior in right of security to the Term Loans or are unsecured shall participate on a less than pro rata basis in any prepayments of Term Loans hereunder; provided further that this clause (v) shall not restrict (1) any AHYDO Payments in respect of any Incremental Term Loans and (2) the prepayment of Customary Bridge Loans on a non-pro rata basis from the issuance of Equity Interests or other Indebtedness permitted hereunder; (vi) may be denominated in dollars or in any other currency reasonably acceptable to the Administrative Agent and the Additional Term Lenders thereunder; and (vii) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that, except with respect to matters contemplated by clauses (i), (ii), (iii), (iv), (v) and (vi) above but subject to clause (c) below, the terms and conditions of any such Incremental Term Loans or any Incremental Revolving Commitment Increase, as applicable, shall not be materially more restrictive to the Borrower and its Restricted Subsidiaries, when taken as a whole, as reasonably determined by the Borrower in good faith, than the terms of the Initial Term Loans or Revolving Loans, as applicable, unless (1) such term is also added for the benefit of any corresponding existing Term Loans or Revolving Loans, as applicable, without the consent of the Administrative Agent or any Lender being required, (2) any such provisions apply after the Latest Maturity Date at the time of incurrence of such Incremental Facility or (3) such terms shall be reasonably satisfactory to the Administrative Agent.

(c)          The Incremental Revolving Commitment Increase shall be treated the same as the Revolving Commitments (including with respect to maturity date thereof) and shall be considered to be part of the Revolving Loans and Revolving Commitments (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Revolving Commitments may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)).

(d)            Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans or Incremental Revolving Commitment Increases.

(e)            Commitments in respect of Incremental Term Loans and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facility or, unless it agrees, be obligated to provide any Loans pursuant thereto) or by any Additional Lender. Incremental Term Loans and loans under Incremental Revolving Commitment Increases shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20 and Section 4.02 (but otherwise subject to Section 1.06 to the extent applicable). The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(f)            Incremental Facilities may be provided by any existing Lender (in its sole discretion), or, subject to (i) the consent of the Administrative Agent (not to be unreasonably withheld or delayed) if such consent would be required under Section 9.04 for assignments of Term Loans, Revolving Loans or Commitments, as applicable, to the relevant Person and (ii) in the case of any Incremental Revolving Commitment Increase, each Issuing Bank and the Swing Line Lender, if such consent would be required under Section 9.04 for assignments of Revolving Loans and Revolving Commitments to the relevant Person.

(g)            Each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(h)            The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into (i) any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to (A) establish new Classes or sub-Classes in respect of Loans or Commitments pursuant to this Section 2.20 and (B) implement any restrictive terms or conditions permitted or required to be provided to the Lenders pursuant to clause (b) of this Section 2.20 (which amendment shall be entered into by the Administrative Agent upon the reasonable request of the Borrower) and (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.20.

(i)            Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21          Refinancing Amendments.

(a)            At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which, for purposes of this clause (i), will be deemed to include any then outstanding Other Term Loans) or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which, for purposes of this clause (ii), will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be, (iv) to that extent that any such Credit Agreement Refinancing Indebtedness is in the form of Other Term Loans that are pari passu in right of payment and of security with the other Loans hereunder, such Other Term Loans may be prepaid with the proceeds of voluntary or mandatory prepayment events on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then outstanding Term Loans and (v) to the extent that any such Credit Agreement Refinancing Indebtedness is in the form of Other Term Loans that are not pari passu in right of payment or security with the other Loans hereunder, such Other Term Loans shall be prepaid with proceeds of voluntary or mandatory prepayment events on a junior basis to the other Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” under any such Refinancing Amendment without its written consent and the Swing Line Lender shall not be required to act as “swing line lender” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b)          Notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstanding Other Revolving Loans), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) of Other Revolving Loans after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) subject to the provisions of Sections 2.04 and 2.05 to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exists Revolving Commitments with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders with Other Revolving Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Sections 2.04 and 2.05, without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued) and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(c)            This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)            Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swing Line Lender and each Issuing Bank; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Swing Line Lender or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Loans pursuant to Section 2.04, Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans and participations in Swing Loans and Letters of Credit of that non-Defaulting Lender.

(v)            Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize each Issuing Banks Applicable Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23          Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans denominated in dollars or to convert ABR Loans denominated in dollars to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24          Loan Modification Offers.

(a)            At any time after the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)            A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c)            If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”), then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)) payable to it hereunder from the Borrower (in the case of any payment pursuant to Section 2.11(a)(i)) or otherwise from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived by the Administrative Agent, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)            Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Agents, the Issuing Banks and the Lenders that:

SECTION 3.01          Organization; Powers.

Each of the Borrower and its Restricted Subsidiaries is (a) duly organized or incorporated and validly existing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority (i) to carry on its business as now conducted and (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and under the jurisdiction of its organization, except in the case of clause (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02          Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such other Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03          Governmental and Other Third Party Approvals; No Conflicts.

The execution, delivery and performance by, and enforcement against, any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, filings necessary to perfect Liens created under the Loan Documents and filings required to be made with the SEC, (b) do not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, the Borrower or any Restricted Subsidiary, (c) do not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) do not result in the creation or imposition of (or the obligation to create or impose) any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02, except (in the case of each of preceding clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04          Financial Condition; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Acquired Business and the Borrower and its Subsidiaries (as applicable) as of the respective dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)            The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Acquired Business and the Borrower and its Subsidiaries (as applicable) as of the date thereof and their respective results of operations for the periods covered thereby, subject, in the case of preceding clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            The Borrower has heretofore furnished to the Joint Lead Arrangers the pro forma consolidated balance sheets and related pro forma consolidated income statements of the Borrower and its Subsidiaries (including the Acquired Business) as of the twelve-month period ended December 31, 2020, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the pro forma balance sheet) or as of the beginning of such period (in the case of the pro forma income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations reasonably determined by the Borrower) (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2020, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(d)            Since December 31, 2020, nothing shall have occurred, and no condition or circumstance shall exist, that has had, or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05          Properties and Insurance.

(a)            Each of the Borrower and its Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.05, as of the Closing Date, no Loan Party owns in fee any Material Real Property.

(b)            The properties of the Borrower and its Restricted Subsidiaries are insured in accordance with the requirements set forth in Section 5.07(a).

SECTION 3.06          Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has any basis to reasonably expect that the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07          Compliance with Laws and Agreements.

Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law and Contractual Obligation applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08          Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09          Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim, in each case, in writing, against the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10          ERISA.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal and state laws.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six (6) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c)            Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, (ii) to the knowledge of any Responsible Officer of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status, and (iii) there are no pending or, to the knowledge of any Responsible Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any “employee benefit plan” (as defined in Section 3 of ERISA) that is maintained or contributed to by a Loan Party.

(d)            If any Loan Party or ERISA Affiliate were to withdraw in a complete withdrawal from Multiemployer Plan as of the date this representation is made or deemed made, the aggregate withdrawal liability would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11          Disclosure.

Any of the confidential information memorandum, reports, financial statements, certificates or other written factual information (other than projections, forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent, any Joint Lead Arranger or any Lender in connection with the Transactions, or any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, is or will be, when furnished, true and correct in all material respects and do not or will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to the Model and other projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

SECTION 3.12	Subsidiaries.

As of the Closing Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each of its Subsidiaries in, each Subsidiary of the Borrower.

SECTION 3.13	Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries own, license or possess the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. No Intellectual Property used by the Borrower or any of its Restricted Subsidiaries in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person, except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any of its Restricted Subsidiaries is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14	Solvency.

Immediately after the consummation of each of the Transactions to occur on the Closing Date, (i) the sum of the Indebtedness (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, on a consolidated basis, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.15	Senior Indebtedness.

The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in any applicable Intercreditor Agreement (to the extent in effect).

SECTION 3.16	Federal Reserve Regulations.

None of the Borrower or any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or to extend credit to others to purchase or carry any margin stock, or for any other purpose that entails a violation (including on the part of any Lender or Issuing Bank) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17	Use of Proceeds.

The Borrower will use the proceeds of the (a) Initial Term Loans made on the Closing Date to directly or indirectly finance the Transactions (including to pay the Transaction Costs) and (b) the Revolving Loans and Swing Loans made, and Letters of Credit issued, after the Closing Date for working capital, capital expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries (including to fund Permitted Acquisitions and other permitted Investments and any other transactions permitted by this Agreement); provided, however, Revolving Loans may be incurred, and Letters of Credit may be issued, on the Closing Date (i) to fund any additional original issue discount or upfront fees imposed pursuant to the “Flex Provisions” (under and as defined in the Fee Letter) in accordance with the terms of the Fee Letter, (ii) to provide back to back support for, or to replace, existing letters of credit and (iii) (x) to fund purchase price adjustments or equivalent adjustments, (y) to finance the Transactions (including to pay the Transaction Costs) and (z) to fund working capital needs of the Borrower and its Restricted Subsidiaries in an aggregate amount for all such uses under this clause (iii) not to exceed $5,000,000.

SECTION 3.18	Sanctions and Anti-Terrorism Laws.

(a)           Neither the Borrower nor any of its Restricted Subsidiaries or their respective officers, directors or, to the knowledge of any Responsible Officer of the Borrower, employees appears on, or is owned or controlled by persons that appear on, the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Unless authorized by OFAC, neither the Borrower nor any of its Restricted Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country subject to comprehensive territory-based economic sanctions administered and enforced by OFAC.

(b)           Neither the Borrower nor any of its Restricted Subsidiaries will directly or, to the knowledge of any Responsible Officer the Borrower, indirectly use the proceeds from the Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive territory-based economic sanctions administered or enforced by OFAC, except where the activity or business is authorized by OFAC or would otherwise be lawful if conducted by a U.S. Person.

(c)            Neither the Borrower nor any of its Restricted Subsidiaries is in violation of Executive Order No. 13224 or the USA PATRIOT Act or any other applicable anti-terrorism laws, anti-money laundering laws or laws relating to Sanctions.

SECTION 3.19         Anti-Corruption Laws. The Borrower and its Restricted Subsidiaries, their respective directors and officers, and to the knowledge of any Responsible Officer of the Borrower, their respective agents and employees, have conducted their businesses in compliance with Anti-Corruption Laws.

(b)            No part of the proceeds of the Loans or Letters of Credit will be used by the Borrower or its Restricted Subsidiaries, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, in any manner that violates any provision of applicable Anti-Corruption Laws.

SECTION 3.20         Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations, a valid and enforceable, and upon making the filings, recordings, and taking the other perfection steps, required by this Agreement and the applicable Security Documents, perfected security interest in and Lien on all of the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, in favor of the Collateral Agent for the benefit of the Secured Parties, free and clear of all Liens (other than Liens permitted by Section 6.02), except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 3.21       Beneficial Ownership Regulation. As of the Closing Date, the information included in the Beneficial Ownership Certification of the Borrower, if applicable, is true and correct in all respects.

SECTION 3.22         Employment.   Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Responsible Officer of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.23	Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

SECTION 3.24	Compliance with Educational Laws.

Without limiting the generality of Section 3.07, the Borrower and its Restricted Subsidiaries are in compliance with (i) all applicable Laws the violation of which would terminate or materially impair the eligibility of the Borrower or any Restricted Subsidiary for participation, if applicable, in student financial assistance programs under Title IV, or those administered by the Department of Defense or Veteran’s Administration, (ii) the federal Truth-in-Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit laws applicable to Borrower or any Restricted Subsidiary in connection with the advancing of credit, except for such laws and regulations the violation of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) all statutory and regulatory requirements for authorization to provide post-secondary education in the jurisdictions in which its educational facilities are located or to provide distance education, except for such requirements the violation of which would not reasonably be expected to have a Material Adverse Effect, (iv) if applicable, all requirements for continuing its Accreditations, except for such requirements the violation of which would not reasonably be expected to have a Material Adverse Effect and (v) the requirement that a proprietary institution of higher education has not received more than ninety percent (90%) of its revenues from Title IV Program funds in any fiscal year, as such percentage is calculated under 34 C.F.R. §§ 668.14 and 668.28 (or any successor regulations) and the HEA, except for such requirements the violation of which would not have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01	Closing Date.

The obligation of each Lender to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each Loan Party either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks and dated the Closing Date) of (x) Hogan Lovells US LLP, as counsel for the Loan Parties, and (y) Steptoe & Johnson PLLC, as Ohio and West Virginia counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinions.

(c)            The Administrative Agent shall have received a certificate of the Borrower (on behalf of each Loan Party), dated the Closing Date, substantially in the form of Exhibit H with appropriate insertions, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of the Borrower, and including or attaching the documents referred to in paragraph (d) of this Section 4.01.

(d)           The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)            The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Borrower to be due and payable on or prior to the Closing Date, including (i) for the account of the Term Lenders, the Ticking Fee and (ii) to the extent invoiced at least two (2) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under the Commitment Letter or any Loan Document.

(f)          Subject to the Limited Conditionality Provisions, the Collateral and Guarantee Requirement (other than in accordance with Section 5.14) shall have been satisfied.

(g)           The Administrative Agent shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements; provided, that the Administrative Agent will be deemed to have received the Audited Financial Statements and Unaudited Financial Statements of the Borrower and its Subsidiaries if the Borrower has filed such financial statements with the SEC via the EDGAR filing system and such financial statements are publicly available.

(h)           The Administrative Agent shall have received a solvency certificate in the form attached to the Commitment Letter (appropriately completed), from the chief financial officer of the Borrower (or other authorized financial officer thereof reasonably acceptable to the Administrative Agent), dated the Closing Date.

(i)            the Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the incurrence of the Loans hereunder on the Closing Date (with all applicable related liens and guarantees to be released and terminated or in the case of any filings evidencing such liens, customary provisions therefor made).

(j)            The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the incurrence of the Loans hereunder on the Closing Date, in accordance with the terms of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Borrower nor any Affiliate thereof shall have consented to any action which would require the consent of the Borrower or such Affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any alteration, amendment, change, supplement, waiver or consent which results in a reduction in the purchase price for the Acquisition shall be deemed to be not materially adverse to the interests of the Lenders so long as such decrease (x)(1) is made pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement or (2) is less than 10.0% of the aggregate purchase price for the Acquisition and (y) is applied to reduce the Commitments in respect of the Initial Terms on a dollar-for-dollar basis (it being understand and agreed that the Borrower shall only be required to reduce the Commitments pursuant to this clause (a) in connection with a purchase price reduction by an amount equal to the lesser of (i) the actual amount of such purchase price reduction and (ii) an amount resulting in the aggregate amount of Commitments in respect thereof equaling $150,000,000), (b) any increase in purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders so long as such increase is not funded with additional Indebtedness of the Borrower or its Subsidiaries (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (c) any modification to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement (as in effect on October 28, 2020) shall be deemed to be materially adverse to the Lenders.

(k)           (i) The Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Acquisition Agreement Representation which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that, to the extent that any of such Specified Representations are qualified by or subject to a materiality, “material adverse effect”, “material adverse change” or similar term or qualification, such representations and warranties shall be true in all respects.

(l)            The Administrative Agent shall have received, (x) at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, in each case, to the extent requested of the Borrower by the Administrative Agent or the Joint Bookrunners at least ten (10) Business Days prior to the Closing Date and (y) at least three (3) Business Days prior to the Closing Date, with respect to the Borrower to the extent that it qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and requested of the Borrower by the Administrative Agent or the Joint Bookrunners at least ten (10) Business Days prior to the Closing Date.

(m)         Since October 28, 2020, there has been no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on October 28, 2020).

(n)            The Administrative Agent shall have received a Borrowing Request requesting a Term Loan of not less than $150,000,000.

(o)            The Administrative Agent shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search.

Notwithstanding anything set forth above and, in any case, other than to the extent expressly provided for pursuant to the terms of Section 5.14, each of the requirements set forth in clauses  (f) and (o) above, including the delivery of documents and instruments necessary to satisfy Collateral and Guarantee Requirement, including the collateral requirements of the Security Documents (except to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the taking delivery and possession of stock certificates of the Borrower’s material Wholly-Owned Domestic Restricted Subsidiaries (other than, (i) in the case of the Acquired Business, with respect to any such stock certificate that has not been made available to the Borrower at least three (3) Business Days prior to the Closing Date, to the extent Borrower has used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree) or (ii) where physical delivery of any stock certificates would be impractical because of mandatory restrictions imposed by Governmental Authorities as a result of COVID-19; provided that, in the case of this clause (ii), such stock certificates shall in any event be delivered to the Administrative Agent within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree)) (in each case, to the extent certificated) evidencing the Equity Interests required to be pledged pursuant to the Collateral and Guarantee Requirement with respect to which a Lien may be perfected by the delivery of a stock certificate (together with a stock power or similar instrument or transfer endorsed in blank) shall not constitute conditions precedent to make the Loans and issue Letters of Credit on the Closing Date if (i) the Borrower has used commercially reasonable efforts to provide such items on or prior to the Closing Date or (ii) doing so would cause undue burden or expense, then, in either case, the Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests no earlier than 90 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent) (the “Limited Conditionality Provisions”).

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such borrowing.

SECTION 4.02	Each Credit Event.

After the Closing Date, the obligation of each Lender (including the Swing Line Lender) to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any Borrowing or issuance, increase, renewal or extension of a Letter of Credit on the Closing Date), are subject to the satisfaction of the following conditions:

(a)            subject to Section 2.20 (including with respect to the references to “SunGard” provisions therein) in the case of Incremental Term Loans, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, increase, renewal or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be;

(b)            subject to Section 2.20 (including with respect to the references to “SunGard” provisions therein) in the case of Incremental Term Loans, at the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing; and

(c)            (i) the Administrative Agent or, if applicable, the Swing Line Lender, shall have received a Borrowing Request in accordance with the requirements hereof or the Loan Parties shall have complied with the requirements of Section 2.03 or 2.04, as applicable, or (ii) the Administrative Agent and the relevant Issuing Bank shall have received a notice requesting the issuance of a Letter of Credit in accordance with the requirements Section 2.05.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, increase, renewal or extension of a Letter of Credit (other than any Borrowing or issuance, increase, renewal or extension of a Letter of Credit on the Closing Date) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than (i) contingent amounts not yet due or for which no claim has been made and (ii) Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (unless such Letters of Credit have been cash collateralized or backstopped in accordance with the terms hereof or otherwise in amounts, by institutions and otherwise pursuant to arrangements, in each case reasonably satisfactory to the applicable Issuing Bank or deemed issued under another agreement reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been fully reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01	Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)            commencing with the financial statements for the fiscal year ending December 31, 2021, on or before the date that is ninety (90) days after the end of each fiscal year of the Borrower, audited consolidated balance sheet and audited consolidated statements of operations and income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without any qualification as to scope or any “going concern” or like statement or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)            commencing with the financial statements for the fiscal quarter ending September 30, 2021, on or before the date that is forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, unaudited consolidated balance sheet and unaudited consolidated statements of operations and income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the budget for such fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            concurrently with the delivery of each set of consolidated financial statements referred to in paragraphs (a) and (b) above, if any Subsidiary is an Unrestricted Subsidiary during the period covered by such financial statements, the related unaudited consolidating financial information (i) that explains in reasonable detail the differences (if any) between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)            concurrently with the delivery of the financial statements under paragraphs (a) and (b) above, (A) a customary management discussion and analysis with respect to such financial statements, and (B) a Compliance Certificate executed by a Financial Officer (i) certifying as to whether a Default or an Event of Default then exists and, if a Default or an Event of Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A)  demonstrating compliance with the Financial Performance Covenant and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2022, of Excess Cash Flow for such fiscal year and the applicable Excess Cash Flow Prepayment Amount (if any) for such fiscal year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c);

(e)            not later than ninety (90) days after the commencement of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), a detailed consolidated budget for the Borrower and its Restricted Subsidiaries for such fiscal year in the form customarily prepared by the Borrower;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any of its Restricted Subsidiaries with the SEC or with any national securities exchange;

(g)           promptly after furnishing thereof, copies of any material written notices received by any Loan Party or Restricted Subsidiary thereof or any material statements or reports furnished to any holder (or any agent, trustee or other representative thereof) of any Material Indebtedness to the extent not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.01; and

(h)          promptly following any request in writing by (x) the Administrative Agent, any Issuing Bank or any Lender through the Administrative Agent, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender or Issuing Bank may reasonably request in writing and (y) any Agent, any Issuing Bank or any Lender, such other information that any Agent, any Lender or any Issuing Bank reasonably determines is required by regulatory authorities under the Beneficial Ownership Regulation and applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act.

Notwithstanding the foregoing (but otherwise subject to paragraph (c) above (to the extent applicable)), the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC within the applicable time periods required by paragraph (a) or (b) above; provided that to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, none of the Borrower or any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party; provided that, if the Borrower or any Subsidiary does not provide (or allow access to) information in reliance on the exclusions in this sentence, the Borrower or such Subsidiary shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and the Borrower or such Subsidiary shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions or would not waive any such privilege.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. Upon the written request of the Administrative Agent or the Joint Lead Arrangers, the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, to the extent that such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”, and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless either the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b), (c) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

SECTION 5.02	Notices of Material Events.

Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)            the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting Borrower or any Subsidiary, in each case, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d)            the occurrence of any default or event of default under and as defined in any Material Indebtedness;

(e)           (i) the receipt by the Borrower or any of its Restricted Subsidiaries of a written notice of an Environmental Liability or (ii) any investigation, removal, remediation or other corrective action in response to any actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any real property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, in each case of this clause (e), that would reasonably be expected individually or in the aggregate, to result in a Material Adverse Effect; and

(f)           the occurrence or existence of any event, condition or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03	Information Regarding Collateral.

(a)            The Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b)            Not later than five (5) days after delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower will deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) identifying any Wholly Owned Domestic Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal quarter and (ii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

SECTION 5.04	Existence; Conduct of Business.

The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals used in the conduct of its business, except to the extent (other than with respect to the preservation of the existence of the Borrower) that the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05	Payment of Taxes, etc.

The Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) and other assessments, charges and levies of Governmental Authorities imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by the Borrower or any of its Restricted Subsidiaries and for which adequate reserves in accordance with GAAP have been maintained or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06	Maintenance of Properties.

The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07	Insurance.

(a)            The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance) shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee or mortgagee thereunder.

(b)          If any portion of any improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), then the Borrower will, or will cause each applicable Loan Party to, (i) maintain, or cause to be maintained, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the flood insurance so carried.

SECTION 5.08	Books and Records; Inspection and Audit Rights.

The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Restricted Subsidiaries, as the case may be. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity upon reasonable prior notice to participate in any discussion with the Borrower’s independent public accountants.

SECTION 5.09	Compliance with Laws and Organizational Documents.

The Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, ERISA, OSHA and rules, regulations and requirements of the DOE (including any regulatory test of financial responsibility)) with respect to it, its property and its operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10	Use of Proceeds and Letters of Credit.

The Borrower will use the proceeds of the Initial Term Loans, together with the proceeds of any Revolving Loans incurred on the Closing Date in accordance with Section 3.17. The proceeds of the Revolving Loans and Swing Loans incurred, and the Letters of Credit issued, after the Closing Date will be used only for general corporate purposes of the Borrower and its Restricted Subsidiaries, in each case, including capital expenditures, Permitted Acquisitions, permitted Restricted Payments, permitted refinancing of Indebtedness and any other transactions not prohibited by this Agreement; provided that the Borrower may not use the proceeds of any Swing Loans to refinance or prepay outstanding Swing Loans.

SECTION 5.11	Additional Subsidiaries.

(a)            If (i) any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, (ii) if any Subsidiary ceases to be an Excluded Subsidiary or (iii) if the Borrower, at its option, elects to cause a Domestic Subsidiary that is not a Wholly Owned Subsidiary to become a Subsidiary Loan Party, then, the Borrower will, on or prior to the later to occur of (i) 60 days following the date of such creation, acquisition, cessation or election and (ii) the earlier of the date of the required delivery of the next Compliance Certificate pursuant to Section 5.01(d) following such creation, acquisition, cessation or election and the date which is 45 days after the end of the most recently ended fiscal quarter of the Borrower (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion) will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party.

(b)          Within sixty (60) days (or such longer period as otherwise provided in this Agreement or as the Administrative Agent may reasonably agree) after the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c)            Notwithstanding the foregoing, in the event any real property which would qualify as Material Real Property is owned in fee by any Loan Party after the Closing Date (including any Subsidiary on or after the time it becomes a Loan Party pursuant to this Section 5.11) (including any such real property acquired pursuant to a Division/Series Transaction), the Borrower or such other Loan Party shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within ninety (90) days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) following the acquisition of such Material Real Property or the formation or acquisition of such Loan Party.

SECTION 5.12     Further Assurances; After-Acquired Property.

(a)            The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)            If, after the Closing Date, any material assets (other than Excluded Assets) or any Material Real Property or improvements thereto or any interest therein, are acquired or constructed by the Borrower or any other Loan Party (other than assets constituting Collateral under a Security Document that become subject to the perfected Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.12 and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 5.12 within ninety (90) days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

SECTION 5.13     Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant for the Test Period then most recently ended, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Specified Indebtedness of the Borrower or any Restricted Subsidiary that is Material Indebtedness, (iv) no Unrestricted Subsidiary may own, and neither the Borrower nor any of its Restricted Subsidiaries may transfer (other than customary intercompany non-exclusive licenses in the ordinary course of business) to any Unrestricted Subsidiary, any material Intellectual Property; provided, that any Unrestricted Subsidiary acquired by the Borrower or any of its Subsidiaries after the Closing Date may own Intellectual Property that such Unrestricted Subsidiary owned prior to such acquisition and (v) no Unrestricted Subsidiary may hold any Liens or Equity Interests of or in the Borrower or any Restricted Subsidiary (or any of their respective assets). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the portion of the fair market value (as reasonably determined by the Borrower in good faith) of the assets of such Unrestricted Subsidiary attributable to the Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted herein). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Unrestricted Subsidiary; provided that, immediately after such designation, the Borrower or its Restricted Subsidiary shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the amount of the Borrower’s or its Restricted Subsidiary’s Investment in such Restricted Subsidiary at the time of such designation, less (b) the portion of the fair market value (as reasonably determined by the Borrower in good faith) of the assets of such Restricted Subsidiary attributable to the Borrower’s or it’s Restricted Subsidiary’s equity therein at the time of such designation.

SECTION 5.14     Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.14 or such later date as the Administrative Agent agrees to in writing, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.” All conditions precedent, affirmative covenants and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent strictly necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true, any affirmative covenant breached or any condition precedent not met under this Agreement and the other Loan Documents because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) and the respective affirmative covenant complied with and condition precedent met at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.14 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true in all material respects (or, to the extent qualified by materiality, in all respects) and all affirmative covenants relating to the Collateral Documents shall be required to be complied with, in each case, immediately after the actions required to be taken by this Section 5.14 have been taken (or were required to be taken).

SECTION 5.15     Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)            The Borrower will not, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, use the proceeds of the Loans or the Letters of Credit or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of (i) funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions, except where the activity or business is authorized by OFAC or would otherwise be lawful if conducted by a U.S. Person, or (ii) making any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or in any other manner which would result in a violation of any Anti-Corruption Laws.

(b)            The Borrower and its Restricted Subsidiaries will comply with the USA PATRIOT Act (to the extent applicable), applicable anti-money laundering laws, and all applicable Anti-Corruption laws and Sanctions.

SECTION 5.16     Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Loans by each of S&P and Moody’s but not, in each case, any specific rating.

SECTION 5.17     Lender Conference Calls. The Borrower will host quarterly conference calls with Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Section 5.01(a) and Section 5.01(b), at a date and time to be determined by the Borrower in consultation with the Administrative Agent; provided, that this requirement shall be satisfied to the extent that the Lenders are permitted to participate in the Borrower’s quarterly earnings calls (and for the avoidance of doubt the Borrower shall not be required to consult with the Administrative Agent in scheduling such quarterly earnings calls).

ARTICLE VI

Negative Covenants

From and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than (i) contingent amounts not yet due or for which no claim has been made and (ii) Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (unless such Letters of Credit have been cash collateralized or backstopped in amounts, by institutions and otherwise pursuant to arrangements, in each case reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been fully reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01     Indebtedness. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness of the Borrower and any of the Subsidiary Loan Parties under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, Section 2.21 or Section 2.24);

(ii)            Indebtedness outstanding on the Closing Date and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii)            Guarantees by the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder; provided that (A) each such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Restricted Junior Financing of the Borrower or any other Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness (as reasonably determined by the Borrower in good faith);

(iv)            Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, in each case, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party shall be subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the Intercompany Note (as reasonably determined by the Borrower in good faith) or (ii) otherwise reasonably satisfactory to the Administrative Agent;

(v)            (A) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) of the Borrower or any of its Restricted Subsidiaries financing the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property or equipment; provided that such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of the Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (A) $15,000,000 and (B) 16% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi)            Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes, including any such obligation which is a forward equity commitment or confirmation or forward equity sale agreement to the extent the terms thereof provide that the obligation can be satisfied by the issuance of common Equity Interests;

(vii)            (A) First Lien Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary) assumed after the Closing Date in connection with, but not in contemplation of, any Permitted Acquisition or any other similar Investment permitted by Section 6.04; provided that (i) such Indebtedness, if assumed by a Loan Party, is subject to the terms of the First Lien Intercreditor Agreement or subject to other intercreditor agreements otherwise reasonably satisfactory to the Administrative Agent and the Borrower, (ii) immediately after giving effect to the assumption of such Indebtedness on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (iii) the relevant Liens with respect to such Indebtedness are limited to the applicable assets so acquired and the proceeds thereof and (iv) no Event of Default shall have occurred and be continuing or would result therefrom; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(viii)            (A) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary) assumed after the Closing Date in connection with, but not in contemplation of, any Permitted Acquisition or any other similar Investment permitted by Section 6.04 that is secured on a junior basis to the Secured Obligations; provided that (i) such Indebtedness is secured on a junior basis to the Secured Obligations, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being understood that the terms of the Second Lien Intercreditor Agreement are satisfactory), (ii) immediately after giving effect to such assumption of such Indebtedness on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness), (iii) the relevant Liens with respect to such Indebtedness are limited to the applicable assets so acquired and the proceeds thereof and (iv) no Event of Default shall have occurred and be continuing or would result therefrom; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(ix)            (A) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary) assumed after the Closing Date in connection with, but not in contemplation of, any Permitted Acquisition or any other similar Investment permitted by Section 6.04 that is unsecured; provided that (i) immediately after giving effect to such assumption of such Indebtedness on a Pro Forma Basis the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenant for the Test Period most recently ended (in each case, (1) assuming all commitments under any such Indebtedness were fully drawn and (2) without “netting” the cash proceeds of such Indebtedness) and (ii) no Event of Default shall have occurred and be continuing or would result therefrom; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(x)            Settlement Indebtedness;

(xi)            Indebtedness in respect of Cash Management Obligations and other similar Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xii)            Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other similar Investment or any Disposition, in each case, permitted under this Agreement;

(xiii)           Indebtedness of the Borrower or any of its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Closing Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary); provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiii) shall not exceed the greater of $18,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xiv)            Permitted Ratio Debt, and any Permitted Refinancing thereof;

(xv)            Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary or FSHCO; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, when taken together with any other outstanding Permitted Non-Loan Party Indebtedness, the greater of $18,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(xvi)           Indebtedness of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xvi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, when taken together with any other outstanding Permitted Non-Loan Party Indebtedness, the greater of $18,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period ;

(xvii)           Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)           Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xix)            Indebtedness of the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Borrower after the Closing Date from (i) the issuance or sale of Qualified Equity Interests of the Borrower or (ii) capital contributions received in cash or Permitted Investments by the Borrower (other than in respect of Disqualified Equity Interests), in each case, (A) other than any Net Proceeds received from the sale of Equity Interest to, or contributions from, the Borrower or any of its Subsidiaries and (B) to the extent the relevant Net Proceeds are Not Otherwise Applied;

(xx)            Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xxi)            Permitted First Priority Refinancing Debt, and any Permitted Refinancing thereof;

(xxii)           Permitted Second Priority Refinancing Debt, and any Permitted Refinancing thereof;

(xxiii)           Incremental Equivalent Debt, and any Permitted Refinancing thereof;

(xxiv)            Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxv)            obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxvi)            (x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other similar Investment permitted by this Agreement;

(xxvii)            Indebtedness consisting of unsecured promissory notes issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted by Section 6.07(a);

(xxviii)            letters of credit not issued pursuant to this Agreement and outstanding on the Closing Date; provided that the aggregate face amount of all letters of credit permitted under this clause (xxviii) shall not exceed $1,000,000; and

(xxix)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxviii) above.

(b)        [Reserved].

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is a Permitted Refinancing incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness the Borrower and its Restricted Subsidiaries may incur pursuant to this Section 6.01 shall not be deemed exceeded by fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness.

SECTION 6.02     Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (in either case) now owned or hereafter acquired by it, except:

(i)            Liens created under the Loan Documents;

(ii)            Permitted Encumbrances;

(iii)            Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $2,500,000 individually and $5,000,000 in the aggregate shall only be permitted if set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided further, that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)            Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof; provided further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)            (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor, sublessor or licensor under any lease, sublease, license or sublicense (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sublicensed;

(vi)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)           Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii)          Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)            Liens on property or assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, including Permitted Non-Loan Party Indebtedness, in each case permitted under Section 6.01(a);

(x)            (x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any Restricted Subsidiary and (y) Liens granted by a Loan Party in favor of any other Loan Party so long as, in the case of this clause (y), such Liens are subordinated to the Liens of the Collateral Agent on terms reasonably satisfactory to the Administrative Agent;

(xi)            Liens existing on property or assets at the time of its acquisition or existing on the property or assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) if such Liens secure Indebtedness, the Indebtedness secured thereby is permitted under Section 6.01(a)(vii) or (viii);

(xii)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xiii)            Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xiv)            Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xv)            Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xvi)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(xvii)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xviii)            (A) Liens on Collateral securing Indebtedness permitted under Section 6.01(a)(xxi) or 6.01(a)(xxii) and (B) Liens on Collateral securing obligations in respect of Incremental Equivalent Debt;

(xix)            Settlement Liens;

(xx)            Liens on Collateral (or, to the extent provided therein, on assets of a Restricted Subsidiary that is not a Loan Party) securing Indebtedness permitted under Section 6.01(a)(vii), (a)(viii) or (a)(xiv);

(xxi)            Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxii)            receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxiii)           Liens on Equity Interests of any joint venture (other than a Restricted Subsidiary) (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxiv)            cash collateral securing Indebtedness permitted under Section 6.01(a)(xxviii); and

(xxv)           other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof), the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxv) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $18,000,000 and 20% of Consolidated EBITDA for the Test Period then last ended.

SECTION 6.03     Fundamental Changes; Line of Business.

(a)            The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person (including, in each case, pursuant to a Division/Series Transaction), except that:

(i)            any Restricted Subsidiary may merge into or consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries; provided that, when any Subsidiary Loan Party is merging, consolidating or amalgamating with another Restricted Subsidiary, (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04 and, provided further, in the event that a Loan Party is the surviving Person of any such transaction, the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the applicable Security Documents shall be maintained or created in accordance with the terms of this Agreement and the other Loan Documents;

(ii)            (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders so long as, in the case of a Subsidiary Loan Party, the Lien and security interest in the Collateral of such Subsidiary Loan Party granted in favor of the Collateral Agent under the applicable Security Documents shall be maintained in accordance with the terms of this Agreement and the other Loan Documents;

(iii)            any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition from a Restricted Subsidiary that is a Loan Party to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as reasonably determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)            the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the Loan Document Obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided, further that (x) in either case, if such Person is not a Subsidiary Loan Party, no Event of Default shall exist immediately before or after giving effect to such merger or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further, that the Borrower will provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by the Administrative Agent or any Lender or Issuing Bank through the Administrative Agent that the Administrative Agent or such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and the Beneficial Ownership Regulation;

(v)            any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect a Permitted Acquisition or similar Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12; and

(vi)            any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b)            The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related, complementary or ancillary to any of the foregoing.

SECTION 6.04     Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)            Permitted Investments at the time such Permitted Investment is made;

(b)            loans or advances to officers, members of the Board of Directors, employees and consultants of the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash in exchange for common equity or other Qualified Equity Interests) and such amounts shall not increase the Available Amount and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $2,500,000;

(c)            Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, the aggregate amount of all such Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (c), together with (x) the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Subsidiary Loan Parties (or are not merged with and into the Borrower or a Subsidiary Loan Party) or of assets that are not owned by the Borrower or a Subsidiary Loan Party after giving Pro Forma Effect to each such applicable Permitted Acquisition and any transactions occurring in connection therewith in reliance on clause (h) below and (y) the aggregate outstanding amount of Investments made in reliance on clause (aa) below, shall not exceed at any time outstanding the greater of $23,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment;

(d)            Investments consisting of extensions of trade credit in the ordinary course of business;

(e)            Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as, and to the extent, set forth on Schedule 6.04(e) or as otherwise permitted by another clause of this Section 6.04;

(f)            Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes, including any such obligation which is a forward equity commitment or confirmation or forward equity sale agreement to the extent the terms thereof provide that the obligation can be satisfied by the issuance of common Equity Interests;

(g)            promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)            Permitted Acquisitions and earnest money deposits in connection therewith; provided that the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Subsidiary Loan Parties (or are not merged with and into the Borrower or a Subsidiary Loan Party) or of assets that are not owned by the Borrower or a Subsidiary Loan Party, together with (x) the aggregate outstanding amount of all Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on clause (c) above and (y) the aggregate outstanding amount of Investments made in reliance on clause (aa) below, shall not exceed at any time outstanding the greater of $23,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Permitted Acquisition and any transactions occurring in connection therewith;

(i)            the Transactions;

(j)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k)           Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)            Investments consisting of receivables and notes received from students in the ordinary course of business;

(m)            so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Investments in an aggregate amount at any time outstanding not to exceed the sum of (A) the greater of $23,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(n)            advances of payroll payments to employees in the ordinary course of business;

(o)            Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(p)            Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Restricted Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Closing Date or that otherwise becomes a Restricted Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Restricted Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)            receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r)            Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s)            non-cash Investments in connection with bona fide tax planning and reorganization activities; provided that after giving effect to any such non-cash Investments, the security interests of the Lenders in the Collateral, taken as a whole, and the Guarantees by the Loan Parties under the Guarantee Agreement, would not be materially impaired;

(t)            additional Investments so long as at the time of any such Investment and immediately after giving effect thereto, (A) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 1.50 to 1.00, (B) on a Pro Forma Basis, the Borrower is in compliance with the Financial Performance Covenant for the Test Period most recently ended and (C) no Event of Default exists or would result therefrom;

(u)            Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(v)           contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(w)           to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)            Investments in any Term Loans in accordance with Section 9.04(f);

(y)            Investments in the ordinary course of business in connection with Settlements;

(z)            [reserved]; and

(aa)     so long as no Default or Event of Default has occurred and is continuing or would otherwise result therefrom, Investments in joint ventures, Unrestricted Subsidiaries and Similar Businesses; provided that the aggregate amount of such Investments together with (x) the aggregate outstanding amount of all Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on clause (c) above and (y) the aggregate cash consideration paid for Permitted Acquisitions of Persons that do not become Subsidiary Loan Parties (or are not merged with and into the Borrower or a Subsidiary Loan Party) or of assets that are not owned by the Borrower or a Subsidiary Loan Party after giving Pro Forma Effect to each such applicable Permitted Acquisition and any transactions occurring in connection therewith in reliance on clause (h) above, shall not exceed at any time outstanding the greater of $23,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment.

SECTION 6.05          Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (including any disposition of property pursuant to a Division/Series Transaction)or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than (x) issuing directors’ qualifying shares and nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and (y) issuing Equity Interests to the Borrower or a Restricted Subsidiary or in the case of a Restricted Subsidiary that is not a Subsidiary Loan Party, joint venture partners in compliance with Section 6.04(c), as applicable) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a)            Dispositions of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b)            Dispositions of inventory and other assets (including Settlement Assets) in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as reasonably determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)            Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);

(f)            [reserved];

(g)            Dispositions of Permitted Investments for cash;

(h)            Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (including sales to factors or other third parties) and not as part of any financing transactions;

(i)            leases, subleases, service agreements, product sales, licenses or sublicenses, in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j)            non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business;

(k)            transfers of property subject to Casualty Events;

(l)            so long as (x) no Event of Default shall have occurred and be continuing at the time that any Disposition is contractually committed and (y) no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time such Disposition is consummated, Dispositions of property to Persons other than the Borrower or its Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as reasonably determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05; provided that, with respect to any Disposition (or series of related Dispositions) pursuant to this clause (l) for a purchase price in excess of $5,000,000 individually and $10,000,000 in the aggregate per fiscal year, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (l), (A) any liabilities (as shown on the most recent balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as reasonably determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not in excess of the greater of $10,000,000 and 12% of Consolidated EBITDA for the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, (E) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c), and (F) no Dispositions of the Equity Interests of any Subsidiary Loan Party shall be permitted pursuant to this clause (l) unless all of the Equity Interests of such Subsidiary Loan Party are Disposed;

(m)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)            (A) Dispositions for fair market value (as determined in good faith by the Borrower) of any assets (including Equity Interests) acquired in connection with any Permitted Acquisition or other similar permitted Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries and (B) Dispositions for fair market value (as determined in good faith by the Borrower) of any assets (including Equity Interests) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other similar permitted Investment; provided that the Net Proceeds of such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c);

(o)            transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q)            any Disposition of the Equity Interests of any Unrestricted Subsidiary;

(r)            (i) termination of leases in the ordinary course of business, (ii) terminations of Swap Agreements, (iii) the expiration of any option agreement in respect of real or personal property in the ordinary course of business and (iv) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(s)            exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code, of real estate assets so long as the exchange or swap is made for fair value and on an arm’s length basis for other real estate assets; provided that (i) upon the consummation of such exchange or swap, in the case of any Loan Party, the Collateral Agent has a perfected Lien having the same priority as any Lien held on the real estate assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c); and

(t)            other Dispositions in an aggregate amount not to exceed the greater of (i) $9,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period.

SECTION 6.06          [Reserved]

SECTION 6.07          Restricted Payments; Certain Payments of Indebtedness.

(a)            The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)            each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that, in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary pro rata (or on a more favorable basis to the Borrower or any Restricted Subsidiary) based on their relative ownership interests of the relevant class of Equity Interests of such Restricted Subsidiary;

(ii)            the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);

(iii)            the Borrower and each Restricted Subsidiary may make any Restricted Payment so long as (A) there exists no Event of Default at the time of the declaration thereof and (B) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, (1) the Total Net Leverage Ratio is equal to or less than 0.75 to 1.00 and (2) the Borrower is in compliance with the Financial Performance Covenant for the Test Period most recently ended;

(iv)            payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise, vesting or settlement of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(v)            Restricted Payments by the Borrower used (A) to redeem, acquire, retire or repurchase shares of its Equity Interests through open market purchases or (B) to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or to service Indebtedness incurred by the Borrower or any Restricted Subsidiary to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest, in each case in respect of this clause (B), held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower or any of its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Closing Date not to exceed $1,000,000 in any calendar year and $5,000,000 in the aggregate; provided, that immediately after giving effect to any such Restricted Payments made in reliance on this clause (v), on a Pro Forma Basis, the Borrower is in compliance with the Financial Performance Covenant for the Test Period most recently ended;

(vi)            [reserved]:

(vii)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

(viii)            redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that (x) such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby and (y) such amounts shall not increase the Available Amount;

(ix)            the Borrower may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(x)            the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and Permitted Investments);

(xi)            Restricted Payments in an aggregate amount equal to the sum of (x) Net Proceeds of new public or private issuances of Qualified Equity Interests of the Borrower after the Closing Date, plus (y) Net Proceeds of capital contributions received by the Borrower after the Closing Date (other than in respect of any Disqualified Equity Interest); provided that any such Net Proceeds received by the Borrower pursuant to this clause (xi) shall not build the Available Amount;

(xii)            the repurchase of Equity Interests upon exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants as part of a “cashless” exercise;

(xiii)            the Borrower may make Restricted Payments consisting of the issuance of equity rights convertible into Equity Interests (other than Disqualified Equity Interests) in connection with certain “anti-takeover” and “poison pill” arrangements approved by the Board of Directors of the Borrower;

(xiv)            the Borrower may make Restricted Payments to directors, officers and employees of the Borrower and its Restricted Subsidiaries in connection with any incentive plans approved by the Board of Directors of the Borrower consisting of (i) Equity Interests of the Borrower or options, restricted stock units, warrants and other equity instruments in respect thereof (other than Disqualified Equity Interests), (ii) [reserved], and (iii) stock appreciation rights or performance units, including any cash payments in connection therewith

(xv)            [reserved]; and

(xvi)            so long as no Event of Default has occurred and is continuing, additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $5,000,000 and (y) 6.0% of Consolidated EBITDA for the most recently ended Test Period.

(b)            The Borrower will not, and will not permit any Restricted Subsidiary to, pay or make or agree to pay or make, directly or indirectly, any cash payment or other cash distribution of or in respect of principal of or premium or interest on any Junior Financing, or any cash payment or other cash distribution, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing (collectively, “Specified Prepayments”), except:

(i)            (a) to the extent such Junior Financing has such provisions which are permitted by the terms of this Agreement, payment of regularly scheduled interest and principal payments, (b) to the extent such Junior Financing has such provisions which are permitted by the terms of this Agreement, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal, premium and interest, (c) AHYDO Payments and (c) payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, in each case, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof (if any);

(ii)            refinancings of Junior Financings to the extent permitted by Section 6.01;

(iii)            (A) payments of any Junior Financing in exchange for, or with proceeds of any substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower and (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(iv)            so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Specified Prepayments in an aggregate amount not to exceed the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Specified Prepayment;

(v)            payments made in connection with the Transactions;

(vi)            additional Specified Prepayments; provided that immediately after giving effect to such Specified Prepayment (A) on a Pro Forma Basis, (1) the Total Net Leverage Ratio is equal to or less than 1.00 to 1.00 and (2) the Borrower is in compliance with the Financial Performance Covenant for the Test Period most recently ended and (B) no Event of Default then exists or would result therefrom;

(vii)            prepayment of Junior Financing owed to the Borrower or a Restricted Subsidiary to the extent not otherwise prohibited by any applicable subordination provisions;

(viii)            so long as no Event of Default has occurred and is continuing, additional Specified Prepayments in an aggregate amount not to exceed the greater of (x) $10,000,000 and (y) 12% of Consolidated EBITDA for the most recently ended Test Period;

(ix)            [reserved]; and

(x)            Specified Prepayments in respect of Earn-Outs; provided that immediately after giving effect to such Specified Prepayment (A) on a Pro Forma Basis, the Borrower is in compliance with the Financial Performance Covenant for the Test Period most recently ended and (B) no Event of Default then exists or would result therefrom.

SECTION 6.08          Transactions with Affiliates.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction to the extent such transactions are not prohibited hereunder, (ii) any transaction (or series of related transactions) involving aggregate payment or consideration of less than $5,000,000, (iii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iv) the consummation of the Transactions and the payment of Transaction Costs, (v) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, change of control severance agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including for the reimbursement of expenses) with officers, employees and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (vi) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business, (vii) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (viii) transactions permitted under Section 6.03, Investments permitted under Section 6.04 and Restricted Payments and Specified Prepayments permitted under Section 6.07, (ix) reasonable payments to or from, and transactions with, any joint venture in the ordinary course of business and (x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

SECTION 6.09          Restrictive Agreements.

(a)            The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(i)            restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) any documentation governing Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted First Priority Refinancing Debt, (4) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(vii), (viii), (ix), (xiv) or (xxiii) and (5) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (3) and (4) above, in each case, so long as such restrictions permit the Collateral Agent’s Liens on the Collateral;

(ii)            restrictions and conditions existing on the Closing Date and set forth as Schedule 6.09(a) and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iii)            restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv)            restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business;

(v)            restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than any secured Indebtedness referred to in clause (a) above) to the extent such restriction applies only to the property securing such Indebtedness;

(vi)            any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(vii)            restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are market terms at the time of issuance (as reasonably determined by the Borrower in good faith) and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(viii)            customary restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(ix)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04 and agreements evidencing Indebtedness of such joint ventures;

(x)            Permitted Encumbrances, Liens permitted by Sections 6.02(viii), (xi), (xii), (xiv), (xvi) and (xxiv) and restrictions in the agreements relating thereto that limit the right of any of the Restricted Subsidiaries to dispose of or transfer the assets subject to such Liens;

(xi)            any encumbrance or restriction assumed in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(xii)            restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiii)            customary net worth provisions contained in real property leases entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations; and

(xiv)            restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions or encumbrances taken as a whole than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(b)            The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts the ability of any Restricted Subsidiary to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (B) make loans or advances to the Borrower or any of its Restricted Subsidiaries, (C) transfer any of its properties or assets to the Borrower or any Subsidiary Loan Party or (D) other than any Excluded Subsidiary, act as a Guarantor and pledge its assets pursuant to the Loan Documents, except in each case for prohibitions or restrictions existing under or by reason of:

(i)            restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document or (3) (I) any documentation governing Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted First Priority Refinancing Debt, (II) any documentation governing Permitted Ratio Debt, (III) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(vii), (viii), (ix), (xiv) or (xxiii) or (IV) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in this clause (3);

(ii)            restrictions deemed to exist by virtue of fiduciary duties, or civil, criminal, or personal liability imposed under applicable Law on officers and directors of Foreign Subsidiaries of the Borrower;

(iii)            restrictions and conditions existing on the Closing Date and set forth as Schedule 6.09(b) and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iv)            (x) restrictions in connection with Indebtedness permitted to be incurred hereunder by any Restricted Subsidiary that is not a Loan Party, and (y) other restrictions in connection with Indebtedness permitted to be incurred hereunder, so long as, in each case, such restrictions, when taken as a whole, would not materially impair the ability of the Borrower to meet its payment obligations under the Loan Documents;

(v)            any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(vi)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04 and agreements evidencing Indebtedness of such joint ventures;

(vii)            any restriction or condition that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of any option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement;

(viii)            any restriction or condition in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(ix)            any of the restrictions or conditions described in clauses (i) through (xiv) of Section 6.09(a); and

(x)            restrictions of the types referred to in clauses (A) through (D) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (viii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10          Amendment of Restricted Junior Financing.

The Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify any documentation governing any Restricted Junior Financing, in each case, to the extent the terms of such amendment or modification (i) would not have been permitted hereunder at the time the applicable Restricted Junior Financing was incurred or (ii) would not be permitted by the applicable Intercreditor Agreement or subordination agreement (if any).

SECTION 6.11          Financial Performance Covenant.

The Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 2.00:1.00.

SECTION 6.12          Changes in Fiscal Periods.

The Borrower will not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in its fiscal year.

SECTION 6.13          Amendments of Organizational Documents

The Borrower will not, and will not permit any Subsidiary Loan Party to, amend or modify its Organizational Documents in a manner materially adverse to the Lenders (taken as whole), to the extent such amendment or modification relates the ability of (a) such Loan Party to grant a security interest in the Collateral in favor of the Collateral Agent to secure the Secured Obligations or (ii) such Subsidiary Loan Party to Guarantee the Secured Obligations.

ARTICLE VII
Events of Default

SECTION 7.01          Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a)            any Loan Party shall fail to pay any principal or premium of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and if such incorrect representation or warranty is capable of being cured (including by a restatement of any relevant financial statements), such incorrectness shall remain incorrect for a period of thirty (30) days after the date such representation or warranty is made or deemed made;

(d)            the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.10 or in Article VI;

(e)            the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) written notice thereof from the Administrative Agent to the Borrower and (y) a Responsible Officer of a Loan Party having become aware of such default; provided that, any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under Section 5.01 or 5.02 shall cease to exist upon any delivery otherwise in compliance with such requirements;

(f)            the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)            any event or condition exists or occurs that results in Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of Material Indebtedness or any trustee or agent on its or their behalf to cause Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) any customary non-default mandatory prepayment event permitted by this Agreement, (ii) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (iii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness and not as a result of any other default thereunder by the Borrower or any of its Restricted Subsidiaries (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event); provided that, in the case of this clause (g), such default or failure remains unremedied or has not been waived by the holders of any such Material Indebtedness prior to any termination of the Commitments, acceleration of the Loans or the exercise of any other remedies pursuant to this Section 7.01;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower, any Subsidiary Loan Party or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower, any Subsidiary Loan Party or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower, any Subsidiary Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower, any Subsidiary Loan Party or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)            one or more enforceable judgments for the payment of money in an aggregate amount of $15,000,000 or more (to the extent not paid or covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against the Borrower and any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of the Borrower or any of its Restricted Subsidiaries that are material to the businesses and operations of the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k)            one or more ERISA Events occur that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect;

(l)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on the Collateral (other than immaterial portions thereof), with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or file UCC continuation statements or (iii) to the extent that any such perfection or priority is not required pursuant to the requirements of the applicable Security Document;

(m)            any material provision of any material Loan Document or any material Guarantee of the Loan Document Obligations shall for any reason not be (or asserted in writing by any Loan Party not to be) a legal, valid and binding obligation of any Loan Party thereto other than as permitted hereunder or thereunder;

(n)            any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o)            a Change of Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05, and (iv) exercise (or direct the Collateral Agent to exercise) any and all rights and remedies under the Security Documents, the Guarantee Agreement, the other Loan Documents and applicable law, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, and the deposit of the such cash collateral in respect of LC Exposure shall immediately and automatically become due and payable and the deposit of the such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party.

SECTION 7.02          [Reserved].

SECTION 7.03          Application of Proceeds.

After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents.

ARTICLE VIII

Administrative Agent

SECTION 8.01          Appointment and Authority.

(a)            Each of the Lenders and the Issuing Banks hereby irrevocably appoints Macquarie Capital Funding LLC to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent (including through its agents or employees) to execute, deliver and administer the Loan Documents and to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII (other than as set forth in Sections 8.06 and 8.08) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and none of the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender”, “Lenders” or “Issuing Bank” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03          Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, validity, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other Collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent and the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by any such service provider. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation or determination of (x) the Revolving Exposure or the component amounts thereof, (y) the Effective Yield or (z) the terms and conditions of any Intercreditor Agreement.

SECTION 8.04     Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received written notice to the contrary from such Lender or an Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05     Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII and the indemnity provisions of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 8.06     Resignation of Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph or as otherwise provided below in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Swing Line Lender, the Issuing Banks and the Borrower and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, the Swing Line Lender and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank or trust company with an office in New York, New York, or an Affiliate of any such Approved Bank or trust company (the date upon which the retiring Administrative Agent is replaced or such resignation otherwise becomes effective as provided below, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice or the Resignation Effective Date.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, (A) all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and (B) all determinations provided to be made by the Administrative Agent shall instead be made the Required Lenders, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation or removal by Macquarie Capital Funding LLC as Administrative Agent pursuant to this Section 8.06 shall also constitute its (or its Affiliate’s or designee’s) resignation as Issuing Bank and Swing Line Lender. If Macquarie Capital Funding LLC resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding reimbursement obligations pursuant to Section 2.05. If Macquarie Capital Funding LLC resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.04. Upon the appointment by the Borrower of a successor Issuing Bank or Swing Line Lender hereunder (which successor shall in all cases be a Lender (or an Affiliate of a Lender) other than a Defaulting Lender), but otherwise subject to the immediately two preceding sentences, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and/or Swing Line Lender, as applicable, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder and under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Macquarie Capital Funding LLC to effectively assume the obligations of Macquarie Capital Funding LLC with respect to such Letters of Credit.

SECTION 8.07     Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and Issuing Bank acknowledges that the Administrative Agent and its Affiliates have not made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or any Issuing Bank, the Administrative Agent shall not have any duty or responsibility (either express or implied) to provide any Lender or Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent or any of its Affiliates.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Except as otherwise provided in Section 8.10, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereby and thereof. In the event of a foreclosure by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

In furtherance of the foregoing and not in limitation thereof, no Swap Agreement or Cash Management Services the obligations under or in respect of which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Swap Agreement or a provider of such Cash Management Services shall be deemed to have appointed the Administrative Agent and the Collateral Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. Notwithstanding any other provision of this Section 8.07 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Swap Agreement or Cash Management Services the obligations under or in respect of which constitute Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party that is a party thereto.

SECTION 8.08     No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither the Joint Lead Arrangers, the Joint Bookrunners nor any Person named on the cover page hereof as a Joint Lead Arranger or Joint Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

Each of the Lenders, Issuing Banks and other Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent, and the Administrative Agent and the Collateral Agent, as applicable, hereby agree, at the reasonable request of the Borrower, to (a) release and terminate, or to confirm or evidence any automatic release and termination of, any Guarantees and Liens created under the Loan Documents as provided in Section 9.14 or in any other Loan Document and (b) subordinate or release, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 6.02 and is otherwise in accordance with Section 9.14. In connection with any termination, release or subordination pursuant to this Section 8.08 and/or 9.14, the Administrative Agent and Collateral Agent, as applicable, is hereby authorized to (a) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination and (b) deliver to the Loan Parties any portion of such Collateral so released that is then in possession of the Collateral Agent.

SECTION 8.09     Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10     No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Loan Party with respect to any of the Secured Loan Obligations or Collateral, or accelerate or otherwise enforce its portion of the Secured Loan Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided  further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11     Withholding Taxes.

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank.

SECTION 8.12     Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.13     Erroneous Payments by Agents to Lenders.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting Section 8.13(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)            such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative pursuant to this Section 8.13(b).

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under Section 8.13(a) or under the indemnification provisions of this Agreement.

(d)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 8.13(a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

ARTICLE IX

Miscellaneous

SECTION 9.01     Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(i)            if to the Borrower, the other Loan Parties, the Administrative Agent or the Issuing Banks, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)            if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; any notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower or any of their Affiliates or any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each Issuing Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)            Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02     Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)            Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, Section 2.21 with respect to any Refinancing Amendment or Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement or otherwise require the individual consent of the Administrative Agent pursuant to the terms hereof and the other Loan Documents, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent (as applicable) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that:

(1)            notwithstanding the foregoing, no such agreement shall, without the consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (i) below, which shall require the consent of each Lender increasing its Commitment as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to Section 2.20):

(i)            increase the Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii)            reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the reimbursement obligations of the Borrower for the LC Exposure at such time or reduce the rate of interest thereon, or reduce any premiums or fees payable hereunder (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or any change to the definition of Total Net Leverage Ratio, Senior Secured Net Leverage Ratio or First Lien Net Leverage Ratio or in the component definitions thereof that has the effect of reducing the ECF Percentage or the Asset Sale Percentage required to be applied to prepay the Loans pursuant to Section 2.11(c) or (d) shall not constitute a reduction or forgiveness for purposes of this clause (ii)), provided that only the consent of the Required Lenders shall be necessary to waive (or reduce) any obligation of the Borrower to pay default interest pursuant to Section 2.13(c);

(iii)            postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal or an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest, premium or fees); provided that only the consent of the Required Lenders shall be necessary to waive (or reduce) any obligation of the Borrower to pay default interest pursuant to Section 2.13(c);

(iv)            modify the provisions of Section 2.18 or any other provision of this Agreement relating to pro rata sharing or pro rata payments;

(v)            modify the provisions of Section 7.03 of this Agreement or Section 4.02 of the Collateral Agreement; and

(2)            notwithstanding the foregoing, no such agreement shall:

(i)            change any of the provisions of this Section 9.02(b) without the written consent of each Lender; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby;

(ii)            reduce the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(iii)            release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as provided in the Loan Documents) without the written consent of each Lender;

(iv)            release all or substantially all the Collateral from the Liens of the Security Documents, or subordinate the Liens on the Collateral or the rights to payment of the Obligations, in each case without the written consent of each Lender, except as provided in the Loan Documents; and

(3)            notwithstanding the foregoing, no such agreement shall (but without the necessity of obtaining the consent of the Required Lenders) (I) amend, modify or waive any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan or Swing Loan without the consent of the Required Revolving Lenders and, as it pertains to Swing Loans, the Swing Line Lender (it being understood and agreed that the waiver of any Default or Event of Default shall only require the consent of the Required Lenders) or (II) amend, modify or waive any condition precedent set forth in Section 4.02 as it pertains to the issuance of any Letter of Credit by any Issuing Bank without the consent of the relevant Issuing Bank and the Required Revolving Lenders (it being understood and agreed that the waiver of any Default or Event of Default shall only require the consent of the Required Lenders);

provided  further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swing Line Lender or any Issuing Bank without the prior written consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender or such Issuing Bank, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following the Lenders’ receipt of notice thereof and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, defects or inconsistencies if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following the Lenders’ receipt of notice thereof, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, or (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents, including the relevant Intercreditor Agreement(s).

(c)            In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of affected Lenders or Lenders holding Loans of any Class pursuant to this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class or such affected Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) if no Event of Default under Section 7.01(a), (b), (h) or (i) exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swing Line Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all amounts owing under Section 2.11(a)(i) and all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)          Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)           Notwithstanding anything to the contrary contained herein, the Required Revolving Lenders shall have the ability to waive, amend, supplement or modify the financial covenant set forth in Section 6.11 (including any defined terms as they relate thereto) without the consent or approval of any other Lender.

(f)           Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable, so long as the Administrative Agent consents to such amendment or supplement to any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent (as applicable).

SECTION 9.03	Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay, whether or not the Closing Date occurs, (i) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and their respective Affiliates (without duplication) (limited, in the case of legal fees and expenses, to, the reasonable, documented and invoiced fees, disbursements and other charges of Davis Polk & Wardwell LLP and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel and one regulatory counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or potential conflict of interest where the Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel (and, to the extent reasonably determined by the Administrative Agent to be necessary, one additional conflicts local counsel and regulatory counsel in each applicable jurisdiction) for the affected Persons similarly situated and such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), in connection with the syndication of the credit facilities provided for herein, and the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (or proposed amendments, modifications or waivers of the provisions thereof), (ii) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, including the fees, disbursements and other charges of counsel for the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders, in connection with the enforcement, protection or preservation of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel in each jurisdiction) (and, in the case of an actual or potential conflict of interest, where the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel (and, to the extent reasonably determined by the Administrative Agent to be necessary, one additional conflicts local counsel and regulatory counsel in each applicable jurisdiction)) and such other counsel as may be retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed).

(b)            The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Joint Lead Arrangers, each Joint Bookrunner, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnitees (taken as a whole) and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel and one regulatory counsel in each relevant jurisdiction (and in the case of an actual or potential conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel (and one additional conflicts local counsel and regulatory counsel in each applicable jurisdiction)) for the affected Indemnitees similarly situated (which may include a single special counsel acting in multiple jurisdictions)), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby or the syndication of the credit facilities provided for herein, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of any Hazardous Material on, at, to or from any Mortgaged Property or any other property currently or formerly owned, leased or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent, Collateral Agent, any Joint Lead Arranger, any Joint Bookrunner or any Issuing Bank, in each case, in their respective capacities) that do not involve an act or omission by the Borrower or any Subsidiary or Affiliate thereof or (z) resulted from any settlement effected without the Borrower’s prior written consent (not to be unreasonably withheld or delayed), but if settled with the Borrower’s prior written consent or if there is a final judgment against an Indemnitee in any such proceedings, the Borrower will indemnify and hold harmless each Indemnitee from and against any and all such losses, claims, damages, liabilities, costs or related expenses by reason of such settlement in accordance with this paragraph (b) of Section 9.03.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Joint Lead Arranger, any Joint Bookrunner, any Lender or any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Joint Lead Arranger, such Joint Bookrunner, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Joint Lead Arranger, such Joint Bookrunner, such Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)           To the extent permitted by applicable law, the Borrower shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential, incidental, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final and non-appealable judicial determination by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04	Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate or designee of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank, the Swing Line Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate or designee of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below and the respective limitations otherwise set forth in this Section 9.04, any Lender may assign to one or more Eligible Assignees (provided that, in the case of the Disqualified Lender prong of the definition of Eligible Assignee, only to the extent the list of Disqualified Lenders has been made available to all Lenders upon request) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender to any Lender or an Affiliate of any Lender or an Approved Fund, (y) by a Revolving Lender to another Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund or (z) to any Eligible Assignee (other than a Disqualified Lender) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; provided further, that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described in such Sections resulting from Change in Law after the date of the respective assignment), (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f), the Borrower or any of its Subsidiaries and (C) solely in the case of Revolving Loans and Revolving Commitments, the Swing Line Lender and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned); provided that, for the avoidance of doubt, no consent of the Swing Line Lender or any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii)            Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender (provided that, in the case of the Disqualified Lender prong of the definition of Eligible Assignee, only to the extent such list of Disqualified Lenders has been made available to all Lenders); provided further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the date each Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv)              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (but, in the case of any Lender, only as to its own Commitments and Loans under this Agreement), at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary contained herein, each Loan Party and the Lenders acknowledge and agree that in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Person is a Disqualified Lender or have any liability with respect to or arising out of (x) any assignment or participation made to a Disqualified Lender or (y) any disclosure of confidential information by the Lenders to a Disqualified Lender.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)         The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)            (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee (provided that, in the case of the Disqualified Lender prong of the definition of Eligible Assignee, only to the extent that the list of Disqualified Lenders has been available to all Lenders upon request)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (x) clause (1) to the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (2) to the first proviso to Section 9.02(b). Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)           A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(d)              Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)             Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans or Revolving Commitments) to the Borrower or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) the Borrower shall not make any Borrowing of Revolving Loans or Swing Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing or would result therefrom and (iv) each Lender making such assignment to the Borrower or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Borrower or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(g)            Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender (only to the extent such list of Disqualified Lenders has been made available to all Lenders upon request) without the prior written consent of the Borrower; provided that, upon request by any Lender to the Administrative Agent, the Administrative Agent shall be permitted to disclose to such Lender the list of Disqualified Lenders and, in any event, the Administrative Agent shall be entitled to post such list to the Lenders generally; provided further, that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments if such Person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at the lesser of (x) par and (y) the amount that such Disqualified Lender paid to acquire such Loans and/or Commitments, in each case plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II. In addition, if no Event of Default under Section 7.01(a), (b), (h) or (i) exists, following written notice from the Borrower to such Lender and the Administrative Agent, the Borrower may permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Lender; provided that such Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Borrower.

SECTION 9.05	Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07	Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08	Right of Setoff.

If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any other Loan Party (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower or any other Loan Party then due and owing under this Agreement or the other Loan Documents held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).

SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process.

(a)             This Agreement shall be construed in accordance with and governed by the laws of the State of New York; provided that the law of the State of Delaware shall govern in determining (i) the interpretation of clause (i) of the definition of Material Adverse Effect and whether a Material Adverse Effect under clause (i) of the definition has occurred, the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower or any of its Affiliates have the right or would have the right (taking into account any applicable cure provisions) to terminate the Borrower’s or such Affiliate’s obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (ii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction).

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11	Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12	Confidentiality.

Each of the Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of, and not publish, disclose or otherwise divulge to any Person, the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of preceding clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and, provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by (or on behalf of) the Borrower or any Subsidiary of the Borrower, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency on a customary basis, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, (vii) (x) to a Person that is an investor or prospective investor in a securitization or other financing, separate account or commingled fund so long such investor or prospective investor agrees that its access to information regarding the Loan Parties and the Loans and Commitments is solely for purposes of evaluating an investment in such securitization or other financing, separate account or commingled fund and who agrees to treat such information as confidential or (y) to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such securitization, (viii) to the extent such Information (w) becomes publicly available other than as a result of a breach of this Section 9.12 or (x) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation, (y) was independently developed by the Administrative Agent, any Issuing Bank, any Lender or any Affiliate thereof or (z) was available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate thereof on a non-confidential basis prior to its disclosure to any such Person, or (ix) with the Borrower’s prior written consent. For the purposes hereof, “Information” means all information received from or on behalf of the Borrower relating to the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)            ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13	USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14	Release of Liens and Guarantees.

(a)            A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon (i) the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or (ii) becoming an Excluded Subsidiary (other than pursuant to clause (a) of the definition thereof). Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Subsidiary created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon a Subsidiary Loan Party becoming an Excluded Subsidiary, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released to the extent such Equity Interests constitute Excluded Assets. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (i) contingent indemnification obligations and (ii) Secured Cash Management Obligations and Secured Swap Obligations) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of this Agreement), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. Without further written consent or authorization from Lenders or the Issuing Banks, the Administrative Agent and/or the Collateral Agent may execute any documents or instruments necessary to release or subordinate any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document to the holder of any Lien on such property that is a Permitted Encumbrance or is permitted pursuant clauses (iv), (viii), (xiii) and (xxiii) of Section 6.02. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall (i) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) return any Collateral, which is the subject of such release and in the possession of the Administrative Agent, the Collateral Agent or any of their respective agents, to such Loan Party, so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b)            The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to (i) release or subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv), (viii) or (xiii) or (ii) release its Lien on any Excluded Asset.

(c)            Each of the Lenders and Issuing Banks irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

SECTION 9.15	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Swing Line Lender, the Issuing Banks, the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Issuing Banks and the Lenders on the other hand, (B) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Swing Line Lender, the Issuing Banks, the Lenders and their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its respective Affiliates or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Swing Line Lender, the Issuing Banks, the Lenders and their respective Affiliates has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Swing Line Lender, the Issuing Banks, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Swing Line Lender, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates. To the fullest extent permitted by law, each of the Borrower and its respective Affiliates hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Swing Line Lender, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17        Intercreditor Agreements. Each of the Lenders and the other Secured Parties (a) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement and (b) authorizes and instructs the Administrative Agent and/or the Collateral Agent to enter into any Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) approved by the Administrative Agent and/or the Collateral Agent on behalf of such Person, and by its acceptance of the benefits of the Security Documents, hereby acknowledges and agrees to be bound by such provisions. In the event of a conflict or any inconsistency between the terms of any Intercreditor Agreement and the Security Documents, the terms of such Intercreditor Agreement shall prevail.

SECTION 9.18        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19	[Reserved].

SECTION 9.20       Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN PUBLIC EDUCATION, INC.,

as Borrower

By:	/s/ Richard W. Sunderland Jr.
Name: Richard W. Sunderland Jr.
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

MACQUARIE CAPITAL FUNDING LLC, as Administrative Agent, Swing Line Lender, Lender and an Issuing Bank

By:	/s/ Jeff Abt
Name: Jeff Abt
Title: Authorized Signatory

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Authorized Signatory

[Signature Page to Credit Agreement]

TRUIST BANK, as Lender and an Issuing Bank

By:	/s/ Thomas Parott
Name: Thomas Parott
Title: Managing Director

[Signature Page to Credit Agreement]

Schedule 2.01

Commitments and Loans

Term B Loan Commitments

Lender	Term Commitment	Pro Rata Share
Macquarie Capital Funding LLC	$175,000,000.00	100.00%
Total	$175,000,000.00	100.00%

Revolving Facility Commitments

Revolving Lender	Revolving Commitment	Pro Rata Share
Macquarie Capital Funding LLC	$12,500,000.00	62.50%
Truist Bank	$7,500,000.00	37.50%
Total	$20,000,000.00	100.00%

Letter of Credit Commitments

Issuing Bank	Letter of Credit Commitment	Pro Rata Share
Macquarie Capital Funding LLC	$12,500,000.00	62.50%
Truist Bank	$7,500,000.00	37.50%
Total	$20,000,000.00	100.00%